As filed October 29, 2003                                    File No. 333-______
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            GALAXY ENERGY CORPORATION
                 (Name of small business issuer in its charter)

       COLORADO                        1311                     98-0347827
(State or jurisdiction     (Primary Standard Industrial      (I.R.S. Employer
  of incorporation or       Classification Code Number)     Identification No.)
     organization)
                       1001 BRICKELL BAY DRIVE, SUITE 2202
                              MIAMI, FLORIDA 33131
                                 (305) 373-5725
          (Address and telephone number of principal executive offices)

                       1001 BRICKELL BAY DRIVE, SUITE 2202
                              MIAMI, FLORIDA 33131
(Address of principal place of business or intended principal place of business)

                            MARC E. BRUNER, PRESIDENT
                            GALAXY ENERGY CORPORATION
                       1001 BRICKELL BAY DRIVE, SUITE 2202
                              MIAMI, FLORIDA 33131
                                 (305) 373-5725
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                             FAY M. MATSUKAGE, ESQ.
                   DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.
                          455 SHERMAN STREET, SUITE 300
                             DENVER, COLORADO 80203
                       (303) 777-3737; (303) 777-3823 FAX

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                                    CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------

                                                       PROPOSED MAXIMUM        PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF        AMOUNT TO BE          OFFERING PRICE PER      AGGREGATE OFFERING             AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED (1)<F1>          UNIT (1)<F1>            PRICE (1)<F1>         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par       12,427,118 (2)<F2>          $1.14 (5)<F5>         $14,166,914.52              $1,146.10
value, issuable upon
conversion of secured
convertible debentures
-------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par        1,739,797 (2)<F2>          $1.14 (5)<F5>          $1,983,368.58                $160.45
value, issuable upon
payment of interest on
the debentures in shares
-------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par        3,728,136 (3)<F3>          $1.14 (5)<F5>          $4,250,075.04                $343.83
value, issuable upon
exercise of warrants
-------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par        3,728,136 (4)<F4>          $1.14 (5)<F5>          $4,250,075.04                $343.83
value, issuable upon
exercise of warrants
-------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001            1,935,204                  $1.14 (5)<F5>          $2,206,132.56                $178.48
par value,
-------------------------------------------------------------------------------------------------------------------------
Total                          23,558,391                                        $26,856,565.74              $2,172.70
-------------------------------------------------------------------------------------------------------------------------
----------------

(1)<F1> Includes shares of our common stock, $0.001 par value, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures, payment of interest on the debentures in shares, and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures, payment of interest in shares, and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures, payment of interest in shares, and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures and payment of interest on the debentures in shares to account for market fluctuations and the number of shares of common stock that we believe will be issuable upon exercise of the warrants to account for antidilution and price protection adjustments. Should the conversion ratio of the secured convertible debentures result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)<F2> Includes a good faith estimate of the shares issuable upon conversion of the debentures and payment of interest on the debentures in shares to account for market fluctuations.

(3)<F3> Includes a good faith estimate of the shares underlying warrants exercisable at $0.71 per share to account for antidilution and price protection adjustments.


                                       ii


(4)<F4> Includes a good faith estimate of the shares underlying warrants exercisable at $0.83 per share to account for antidilution and price protection adjustments.

(5)<F5> Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices for the Common Stock on October 27, 2003, as reported by the OTC Bulletin Board. We expect that in the event the registered shares are sold, such shares will be sold at the then-current market price.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion, Dated October 29, 2003


                            GALAXY ENERGY CORPORATION
                             SHARES OF COMMON STOCK



         Unless the context otherwise requires, the terms "we", "our" and "us" refers to Galaxy Energy Corporation.

         This prospectus relates to the resale by selling stockholders of up to 23,558,391 shares of common stock, including 1,935,204 shares owned by existing shareholders, up to 12,427,118 shares issuable if principal on convertible debentures is converted to common shares, up to 1,739,797 shares issuable if payment of interest on the debentures is made in common shares, and up to 7,456,272 shares of common stock issuable upon the exercise of common stock purchase warrants.

         The selling stockholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions. Although we may receive proceeds if and to the extent the warrants are exercised, we will not receive any proceeds from sale of any of the shares offered by the selling stockholders. None of the warrants has been exercised as of the date of this prospectus. The selling stockholders are underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

         Our common stock is traded on the OTC Bulletin Board under the symbol "GAXI.OB." On October 28, 2003, the last reported sales price for our common stock was $1.17 per share.

         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. A DETAILED EXPLANATION OF THESE RISKS IS INCLUDED IN ANOTHER SECTION OF THIS PROSPECTUS, BEGINNING ON PAGE 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal OFFENSE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                               ____________, 2003

                                TABLE OF CONTENTS
                                                                            PAGE

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................9
USE OF PROCEEDS...............................................................10
MARKET FOR COMMON EQUITY......................................................10
DIVIDEND POLICY...............................................................10
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................11
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
      FINANCIAL DISCLOSURE....................................................15
BUSINESS AND PROPERTIES.......................................................16
MANAGEMENT....................................................................23
EXECUTIVE COMPENSATION........................................................25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................28
DESCRIPTION OF SECURITIES.....................................................29
SELLING STOCKHOLDERS..........................................................30
PLAN OF DISTRIBUTION..........................................................32
LEGAL MATTERS.................................................................33
EXPERTS.......................................................................33
ADDITIONAL INFORMATION........................................................33
REPORTS TO STOCKHOLDERS.......................................................34
INDEX TO FINANCIAL STATEMENTS.................................................34

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should carefully read this entire prospectus and the financial statements contained in this prospectus before purchasing our securities.

GALAXY ENERGY CORPORATION

         We are in the business of oil and gas exploration and production and are currently acquiring and developing coal bed methane ("CBM") and other unconventional and conventional natural gas properties in Wyoming, Montana, Texas and other areas that offer attractive exploitation opportunities for natural gas. To date, we have not engaged in any drilling activities and have only undeveloped acreage.

         We conduct exploration activities to locate natural gas and crude petroleum through two wholly-owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd. Should we commence production of these products, we anticipate that generally they will be sold at the wellhead to purchasers in the immediate area where the products are produced. We expect that the principal markets for oil and gas will be refineries and transmission companies that have facilities near our producing properties.

         Our principal executive offices are located at 1001 Brickell Bay Drive, Suite 2202, Miami, Florida 33131. Our telephone number is (305) 373-5725. Our website is located at WWW.GALAXYENERGY.COM. Information contained in our website is not part of this prospectus.

THE OFFERING

Securities offered............Up to 23,558,391 shares of common stock owned by selling stockholders, including the following:
                              o   1,935,204 shares held by existing
                                  stockholders;
                              o up to 12,427,118 shares issuable if principal on convertible debentures is converted to common shares;
                              o up to 1,739,797 shares issuable if payment of interest on the debentures is made in common shares; and
                              o   up to 7,456,272 shares of common stock
                                  issuable upon the exercise of common stock purchase warrants.

Use of proceeds...............We will not receive any of the proceeds from the selling stockholders of shares of our common stock. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. The warrants contain a provision for cashless exercise. If that provision is utilized, we will not receive any proceeds.

Securities outstanding........33,971,503 shares of common stock as of October
                              20, 2003.

Plan of distribution..........The offering is made by the selling stockholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of Distribution."

Risk factors..................An investment is subject to risk.  See "Risk
                              Factors."

SUMMARY SELECTED FINANCIAL INFORMATION

         The balance sheet and income statement data shown below were derived from our audited and unaudited consolidated financial statements. Our results of operations for any interim period do not necessarily indicate our results of operations for the full year. You should read this summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and our financial statements.

BALANCE SHEET DATA:

                                                                    AUGUST 31,        NOVEMBER 30,
                                                                       2003               2002
                                                                   (UNAUDITED)
Cash..........................................................     $      71,078     $      41,320
Working capital (deficit) ....................................     $  (1,252,731)    $  (1,012,916)
Undeveloped oil and gas properties............................     $   1,396,643     $     873,797
Total assets..................................................     $   1,491,801     $     954,339
Total liabilities.............................................     $   1,335,169     $   1,104,236
Stockholders' equity (deficit)................................     $     156,632     $    (149,897)

INCOME STATEMENT DATA:
                                                                                      JUNE 18, 2002
                                                                                       (INCEPTION)      JUNE 18, 2002
                                                                   NINE MONTHS           THROUGH         (INCEPTION)
                                                                      ENDED           NOVEMBER 30,         THROUGH
                                                                 AUGUST 31, 2003          2002         AUGUST 31, 2003
                                                                   (UNAUDITED)                         (UNAUDITED)
Revenue.......................................................     $      --         $          --      $          --
Net loss .....................................................     $  (1,525,189)    $  (1,140,066)     $  (2,665,255)
Basic and diluted loss per share..............................     $       (0.05)    $      (0.04)      $       (0.09)


                                  RISK FACTORS

         Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risk factors described below, together with all other information in this prospectus and in our other filings with the SEC before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE NOT YET GENERATED ANY REVENUES. WE HAVE INCURRED SIGNIFICANT LOSSES AND WILL CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

         We are an exploration stage oil and gas company and have not earned any production revenue or found any proved resources on any of our properties. Our principal activities have been raising capital through the sale of our securities and identifying and evaluating potential oil and gas properties.

         From inception to August 31, 2003, we have an accumulated deficit of $2,665,255. We do not expect our operations to generate sufficient cash flows to provide working capital for our ongoing overhead, the funding of our lease acquisitions, and the exploration and development of our properties. Without adequate financing, we may not be able to successfully develop any prospects that we have or acquire and we may not achieve profitability from operations in the near future or at all.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE FINANCING TO MEET OUR COMMITMENTS.

         We have significant commitments for cash within the next six months involving our properties in the Powder River Basin. We must pay $1,687,500 under our agreement with Quaneco, L.L.C. by April 15, 2004 for acreage in Montana, and pay $396,000 by January 15, 2004 to secure leases covering 1,440 gross acres in Wyoming. In addition, we must renegotiate our agreement with Pioneer Oil. If we fail to fulfill these commitments and renegotiate our agreement with Pioneer Oil, we will lose the $1,236,000 already paid as of August 31, 2003, towards these leases.

         We have relied primarily on the sale of our debt and equity securities to fund working capital and the acquisition of our leases. Any future financing through the sale of our common stock will likely result in substantial dilution to our stockholders.

THE LACK OF PRODUCTION AND ESTABLISHED RESERVES FOR OUR PROPERTIES IMPAIRS OUR ABILITY TO RAISE CAPITAL.

         We do not have any properties in production or for which reserves have been established, making it difficult to raise the amount of capital needed to explore the production potential of our properties. Therefore, we may have to raise capital on terms less favorable than we would desire. This may result in increased dilution to existing stockholders.

THE VOLATILITY OF NATURAL GAS AND OIL PRICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         While we are not yet producing or selling oil and gas, the prices of natural gas and oil affects our business to the extent that such prices influence a decision to invest in our company. If the prices of natural gas and oil are low, investors may decide to invest in other industries.

TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT.

         We may have to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. For example, the holders of our secured convertible debentures have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities increases costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of your investment. Shares of common stock which we sell could be sold into the market, which could adversely affect market price.

FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF OPTIONS OR WARRANTS, COULD RESULT IN DILUTION.

         From time to time, we sell restricted stock, warrants, and convertible debt to investors in private placements. Because the stock is restricted, the stock is sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes is at or even lower than market prices. These transactions cause dilution to existing stockholders. Also, from time to time, options are issued to officers, directors, or employees, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing stockholders. The amount of dilution will depend on the spread between the market and exercise price, and the number of shares involved.

THE DEVELOPMENT OF OIL AND GAS PROPERTIES INVOLVES SUBSTANTIAL RISKS THAT MAY RESULT IN A TOTAL LOSS OF INVESTMENT.

         The business of exploring for and producing oil and gas involves a substantial risk of investment loss that even a combination of experience, knowledge, and careful evaluation may not be able to overcome. Drilling oil and gas wells involves the risk that the wells will be unproductive or that, although productive, the wells do not produce oil and/or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations.

DELAYS IN OBTAINING PERMITS FOR METHANE WELLS COULD IMPAIR OUR BUSINESS.

         Drilling coalbed methane wells requires obtaining permits from various governmental agencies. The ease of obtaining the necessary permits depends on the type of mineral ownership and the state in which the property is located. Intermittent delays in the permitting process can reasonably be expected throughout the development of any play. We may shift our exploration and development strategy as needed to accommodate the permitting process. As with all governmental permit processes, permits may not be issued in a timely fashion or in a form consistent with our plan of operations.

WE MAY INCUR LOSSES AS A RESULT OF TITLE DEFICIENCIES IN THE PROPERTIES IN WHICH WE INVEST.

         It is our practice in acquiring oil and gas leases or undivided interests in oil and gas leases not to undergo the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, we will rely upon the judgment of oil and gas lease brokers or landsmen who perform the field work in examining records in the appropriate governmental office before attempting to place under lease a specific mineral interest. This practice is widely followed in the oil and gas industry. Prior to the drilling of an oil and gas well, however, it is the normal practice in the oil and gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil and gas well is to be drilled to ensure there are no obvious deficiencies in title to the well; however, neither we nor the person or company acting as operator of the well will obtain counsel to examine title to such spacing unit until the well is about to go into production. It frequently happens, as a result of such examinations, that certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. The work might include obtaining affidavits of heirship or causing an estate to be administered. It does happen, from time to time, that the examination made by the title lawyers reveals that the oil and gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and gas lease or leases is generally lost.

WE ARE SUBJECT TO ENVIRONMENTAL REGULATIONS THAT CAN ADVERSELY AFFECT THE TIMING AND COST OF OUR OPERATIONS.

         In general, our exploration activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges, and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance.

WE ARE SUBJECT TO GOVERNMENTAL REGULATIONS THAT MAY ADVERSELY AFFECT THE COST OF OUR OPERATIONS.

         Oil and gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. Legislation affecting the oil and gas industry is under constant review for amendment and expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability. There is no assurance that laws and regulations enacted in the future will not adversely affect the oil and gas industry. However, since these regulations generally apply to all oil and gas producers, our management believes that these regulations should not put us at a material disadvantage to other oil and gas producers.

         Most states in which we own and operate properties have statutes, rules and regulations governing conservation matters including the unitization or pooling of oil and gas properties, establishment of maximum rates of production from oil and gas wells and the spacing of such wells.

         Oil and gas mineral rights may be held by individuals or corporations and, in certain circumstances, by governments having jurisdiction over the area in which such mineral rights are located. As a general rule, parties holding such mineral rights grant licenses or leases to third parties to facilitate the exploration and development of these mineral rights. The terms of the leases and licenses are generally established to require timely development. Notwithstanding the ownership of mineral rights, the government of the jurisdiction in which mineral rights are located generally retains authority over the manner of development of those rights.

         In addition to royalties paid to freehold owners, each state generally imposes a production or severance tax with respect to production and sale of crude oil, natural gas and natural gas liquids within their respective jurisdictions. For the most part, state production taxes are applied as a percentage of production or sales. Payment of these taxes is in the normal course of operations in the oil and gas industry and should not have a material impact on our financial condition.

OUR COMPETITORS MAY HAVE GREATER RESOURCES THAT COULD ENABLE THEM TO PAY A HIGHER PRICE FOR PROPERTIES.

         The oil and gas industry is intensely competitive and we compete with other companies which have greater resources. Many of such companies not only explore for and produce crude oil and natural gas but also carry on refining operations and market petroleum and other products on a worldwide basis. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects, and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties, to obtain funding and to consummate transactions in a highly competitive environment. There is also competition between the oil and gas industry and other industries with respect to the supply of energy and fuel to industrial, commercial and individual customers. There is no assurance that we will be able to effectively compete against such companies.

OUR OFFICERS AND DIRECTORS ARE ENGAGED IN OTHER BUSINESSES WHICH MAY RESULT IN CONFLICTS OF INTEREST.

         Certain of our directors also serve as directors of other companies or have significant shareholdings in other companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms relating to the extent of such participation. In the event that such a conflict of interest arises at a meeting of the board of directors, a director who has such a conflict will disclose the nature and extent of his interest to the board of directors and abstain from voting for or against the approval of such a participation or such terms.

         In accordance with the laws of Colorado, our directors are required to act honestly and in good faith with a view to the best interests of Galaxy. In determining whether we will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which we may be exposed and our financial position at that time.

MARC A. BRUNER AND HIS AFFILIATES CONTROL A SIGNIFICANT PERCENTAGE OF OUR OUTSTANDING COMMON STOCK WHICH WILL ENABLE THEM TO CONTROL MANY SIGNIFICANT CORPORATE ACTIONS AND MAY PREVENT A CHANGE IN CONTROL THAT WOULD OTHERWISE BE BENEFICIAL TO OUR STOCKHOLDERS.

         Marc A. Bruner beneficially owns approximately 36.6% of our stock as of October 20, 2003. This control by Mr. Bruner could have a substantial impact on matters requiring the vote of the stockholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our stockholders and us. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our common stock.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.

         Our limited operating history and the lack of production or reserve reports on our properties make it difficult to predict accurately our future operations. We expect that our operating results will fluctuate significantly from quarter to quarter, due to a variety of factors, many of which are beyond our control. If our operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline significantly. The factors that could cause our operating results to fluctuate include, but are not limited to:

   o     worldwide or regional demand for energy;
   o     domestic and foreign supply of natural gas and oil;
   o     weather conditions;
   o     domestic and foreign governmental regulations;
   o     political conditions in natural gas or oil producing regions;
   o     price and availability of alternative fuels;
   o     availability and cost of drilling equipment;
   o our ability to establish and maintain key relationships with lessors, drilling partners and drilling funds;
   o the amount and timing of operating costs and capital expenditures relating to maintaining our business, operations, and infrastructure; and
   o general economic conditions and economic conditions specific to the energy sector.

         These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

         In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION THAT MAY AFFECT THE LIQUIDITY FOR OUR COMMON STOCK.

         Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED THEREBY MAKING IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES OF OUR COMMON STOCK.

         Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE DEBENTURES AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99%, and 9.99% with respect to debentures owned by two holders, of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF OUR ASSETS.

         In October 2003, we completed the sale of an aggregate of $5,640,000 principal amount of convertible debentures. The convertible debentures are due and payable two years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default such as
   o     our failure to pay interest or repay principal when due,
   o our failure to issue shares of common stock upon conversion by the holder,
   o     our failure to timely have a registration statement declared effective,
   o breach of any covenant, representation or warrant in the related securities purchase agreements,
   o the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us or any of our subsidiaries,
   o the default in any of our obligations under any other debt instrument in an amount exceeding $50,000, or
   o the ineligibility of our common stock for quotation on the OTC Bulletin Board for a period exceeding five trading days, could require the early repayment of the convertible debentures in an amount equal to twice the principal amount plus all accrued and unpaid interest and penalties, if the default is not cured within the specified grace period. If we are required to repay the convertible debentures, we would have to use our limited capital and raise additional funds. If we were unable to pay the debentures when required, the holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") include, but are not limited to, our assumptions about energy markets, production levels, reserve levels, operating results, competitive conditions, technology, the availability of capital resources, capital expenditure obligations, the supply and demand for oil and natural gas, the price of oil and natural gas, currency exchange rates, the weather, inflation, the availability of goods and services, drilling risks, future processing volumes and pipeline throughput, general economic conditions (either internationally or nationally or in the jurisdictions in which we are doing business), legislative or regulatory changes (including changes in environmental regulation, environmental risks and liability under federal, state and foreign environmental laws and regulations), the securities or capital markets and other factors disclosed under "Management's Discussion and Analysis or Plan of Operation," "Business and Properties" and elsewhere in this report. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the selling stockholders of shares of our common stock. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. The warrants contain a provision for cashless exercise. If that provision is utilized, we will not receive any proceeds.


                            MARKET FOR COMMON EQUITY

         Our common stock has been trading on the over-the-counter bulletin board ("OTCBB") under the symbol "GAXI" since December 10, 2001. The following table sets forth the range of high and low bid quotations for each fiscal quarter for the last two fiscal years. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

      FISCAL QUARTER ENDING                        HIGH BID         LOW BID

      February 28, 2002........................    $  --            $  --
      May 31, 2002.............................    $   1.00         $   0.56
      August 31, 2002..........................    $   1.25         $   0.55
      November 30, 2002........................    $   1.51         $   0.78
      February 28, 2003........................    $   1.47         $   1.03
      May 31, 2003.............................    $   1.25         $   0.87
      August 31, 2003..........................    $   0.90         $   0.63

         On October 28, 2003, the closing price for the common stock was $1.17.

         As of October 20, 2003, there were 84 record holders of our common stock. Since our inception, no cash dividends have been declared on our common stock.


                                 DIVIDEND POLICY

         We do not anticipate paying dividends on our common stock at any time in the foreseeable future. Our board of directors plans to retain earnings for the development and expansion of our business. Our directors also plan to regularly review our dividend policy. Any future determination as to the payment of dividends will be at the discretion of our directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and other factors as the board may deem relevant. We are not restricted by any contractual agreement by paying dividends.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

         Effective November 13, 2002 an arrangement was completed between Dolphin Energy Corporation, a Nevada corporation, and us, whereby the shareholders of Dolphin Energy exchanged all of their common shares for 20,997,058 shares of Galaxy's common stock.

         Following the acquisition the former shareholders of Dolphin Energy held a majority of our total issued and outstanding common shares; Dolphin Energy was thereby deemed to be the acquiror. Accordingly, the transaction has been accounted for as a reverse takeover using the purchase method whereby the assets and liabilities of Galaxy have been recorded at their fair market values and operating results have been included in our financial statements from the effective date of purchase. The fair value of the net assets acquired is equal to their book values.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to impairment of long-lived assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

OIL AND GAS PROPERTIES

         We follow the full cost method of accounting for oil and gas operations. Under this method, all costs related to the exploration for and development of oil and gas reserves are capitalized on a country-by-country basis. Costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from the sale of properties are applied against capitalized costs, without any gain or loss being recognized, unless such a sale would significantly alter the rate of depletion and depreciation.

         Depletion of exploration and development costs and depreciation of production equipment is provided using the unit-of-production method based upon estimated proven oil and gas reserves. The costs of significant unevaluated properties are excluded from costs subject to depletion. For depletion and depreciation purposes, relative volumes of oil and gas production and reserves are converted at the equivalent conversion based upon relative energy content.

         In applying the full cost method, we perform a ceiling test whereby the carrying value of oil and gas properties and production equipment, net of recorded future income taxes and the accumulated provision for site restoration and abandonment costs, is compared annually to an estimate of future net cash flow from the production of proven reserves. Costs related to undeveloped oil and gas properties are excluded from the ceiling tests. Discounted net cash flow, utilizing a 10% discount rate, is estimated using year end prices, less estimated future general and administrative expenses, financing costs and income taxes. Should this comparison indicate an excess carrying value, the excess is charged against earnings. At August 31, 2003 and November 30, 2002, there were no reserves. Costs of oil and gas properties are considered unevaluated at August 31, 2003 and November 30, 2002.

IMPAIRMENT OF LONG-LIVED ASSETS

         Our long-lived assets include property and equipment. We assess impairment of long-lived assets whenever changes or events indicate that the carrying value may not be recoverable. In performing our assessment we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates change in the future we may be required to record impairment charges against these respective assets.

STOCK BASED COMPENSATION

         Options that we may grant to employees under our stock option plan are accounted for by using the intrinsic method under APB Opinion 25, Accounting for Stock Issued to Employees (APB 25). In October 1995, the Financial Accounting Standards Board (FASB) issued Statement No.123, Accounting for Stock-Based Compensation (SFAS123), which defines a fair value based method of accounting for stock options. The accounting standards prescribed by SFAS 123 are optional and the Company has continued to account for stock options under the intrinsic value method specified in APB 25.

RECENT ACCOUNTING PRONOUNCEMENTS

         In December 2002, the FASB approved Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" (SFAS No. 148). SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. We will continue to account for stock based compensation using the methods detailed in the stock-based compensation accounting policy.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The changes in this statement require that contracts with comparable characteristics be accounted for similarly to achieve more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and will be applied prospectively. We do not believe that adoption of this Statement will have a material impact on the financial statements.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" to classify certain financial instruments as liabilities in statements of financial position. The financial instruments are mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets, put options and forward purchase contracts, instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, and obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. Most of the guidance in Statement 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not believe that adoption of this Statement will have a material impact on the financial statements.

STATUS OF OIL AND GAS PROPERTIES

         POWDER RIVER BASIN - WYOMING. Effective September 30, 2002, we entered into a lease acquisition and drilling agreement with Pioneer Oil, a Montana limited liability company ("Pioneer"), which entitles us to earn a 100% working interest and a 78% net revenue interest in leases covering 15,657 acres in the Powder River Basin, near Lieter, Wyoming. To acquire the leases to this acreage, we were required to pay and did pay $100,000 by January 31, 2003. We were required to pay $1,650,000 by October 1, 2003, deposit the estimated costs to drill and complete 30 pilot wells into an escrow account by October 1, 2003, and drill at least 25 pilot wells by March 1, 2004. We may also acquire a 100% interest in five natural gas wells, for $500,000, by October 1, 2003. Pioneer has extended the obligations due October 1, 2003 to October 31, 2003, to allow for negotiation of a new agreement.

         Effective October 1, 2002, we entered into a Coal Bed Methane Participation Agreement with Horizon Exploitation, Inc., a Colorado corporation ("Horizon"), which provides funding for the development of our Pioneer leasehold interests and establishes an area of mutual interests in the Powder River Basin located in Wyoming and Montana for future projects on the same terms as described below.

         Under the terms of the agreement, Horizon may participate, subject to funding, in the development of up to 120 wells and also includes the purchase of the five existing wells from Pioneer. Horizon's commitment to participate in the development is subject to an initial funding by Horizon of $100,000, a $500,000 payment for the purchase of the five existing wells, and the placement of $1,650,000, plus the estimated amount to drill and complete 30 pilot wells, into escrow as a partial payment for a 30-well pilot project on or before September 15, 2003. The estimated AFE cost per well is $150,000. These dates were extended to December 2, 2003.

         Accordingly, our plan of operation currently depends upon the ability of Horizon to fund the proposed 30-well pilot program. If Horizon is unable to do so, we will seek an extension from Pioneer.

         In addition to our obligations under the Pioneer lease acquisition and drilling agreement, we are obligated to pay $396,000 by January 15, 2004 for our leases in Sheridan County, Wyoming, so long as we pay a monthly extension of $5,000 by November 14, 2003 and December 15, 2003. We paid $5,000 in October 2003. The extension fees are not credited to the purchase price.

         POWDER RIVER BASIN - MONTANA. On August 5, 2003, we entered into a Lease Option and Acquisition Agreement with Quaneco, L.L.C. ("Quaneco"). Quaneco is a privately-held oil and gas company operating primarily in the Rocky Mountain region.

         Under the terms of the agreement, we have an option to acquire up to 50% of Quaneco's working interests in certain oil and gas leases covering approximately 206,000 gross acres in the Powder River Basin area of Montana. If the option is fully exercised, we will acquire the working interests in approximately 53,000 net acres. The primary geologic target associated in the acreage is natural gas from shallow coal beds located at depths of 200 feet to 2,500 feet. The purchase price of the option is $6,625,000 payable in six installments of varying amounts. The first two installments, totaling $1,100,000, were paid. In addition, Quaneco has credited us with payment of $600,000 under the agreement through its purchase of $600,000 in convertible debentures (discussed below).

         In addition to the purchase option, we have the right to earn an undivided 25% working interest in up to 128 gas wells by paying our proportionate share of the costs of drilling such wells. The working interests so earned by us would belong to us without regard to whether we exercise all or none of the purchase option described in the preceding paragraph.

         JIU VALLEY - ROMANIA. Effective June 2, 2003, we completed the acquisition of Pannonian International, Ltd., a Colorado corporation, solely for 1,951,241 shares of our common stock, thereby acquiring Pannonian's concession agreement covering 21,538 gross acres in the Jiu Valley Coal Basin in Romania.

RESULTS OF OPERATIONS

         NINE MONTHS ENDED AUGUST 31, 2003. Dolphin Energy was incorporated on June 18, 2002. It has not yet generated any revenues. For the nine months ended August 31, 2003, we incurred operating expenses of $1,525,189, primarily for legal expenses ($319,356), investor relations ($290,699), management fees to Resource Venture Management ($270,000), travel and entertainment ($245,005), and payroll ($190,674). These expenses were incurred in the effort to acquire the properties described above and secure the funding necessary to carry out the acquisitions.

         PERIOD FROM INCEPTION (JUNE 18, 2002) TO NOVEMBER 30, 2002. For the period from inception to November 30, 2002, we incurred operating expenses of $1,140,066, primarily for contract services - Resource Venture Management ($692,500), consulting fees and payroll ($125,265), legal fees ($103,314), and travel and entertainment ($102,479).

         Accordingly, our accumulated deficit at August 31, 2003 was $2,665,255.

         We expect operating expenses to increase from current levels due to our anticipated activities. With the acquisition of Pannonian International, we plan to maintain an office in Denver in addition to our offices in Miami. We also plan to engage in drilling activities within the next six months.

LIQUIDITY AND CAPITAL RESOURCES

         At August 31, 2003, we had a working capital deficiency of $1,252,731, as compared to a deficiency of $1,012,916 at November 30, 2002. The decrease in working capital was due to the increase in current liabilities, primarily notes payable to related parties. Also included in current liabilities is a property purchase payable in the amount of $396,000, due on or before August 28, 2003. The seller has agreed to extend the due date of this payment to January 15, 2004 in consideration for three monthly extension fee payments of $5,000.

         Since inception, we have funded our activities through the sale of our common stock, raising net proceeds of $850,500 through the period ended November 30, 2002, and net proceeds of $1,599,830 for the nine months ended August 31, 2003. For the nine months ended August 31, 2003, we used cash of $1,243,780 for our operating activities and $514,794 for our investing activities, which consisted primarily of additions to our oil and gas properties.

         The report of our independent auditor on the financial statements for the period ended November 30, 2002, includes an explanatory paragraph relating to the uncertainty of our ability to continue as a going concern. We have suffered losses from operations and require additional financing. We need to obtain additional capital through the sale of our common stock or other securities. Ultimately, we need to generate revenues and attain profitable operations.

PLAN OF OPERATION

         Since the end of the fiscal year, we have been addressing our working capital deficiency. From December 1, 2002 through August 31, 2003, we raised net proceeds of $1,599,830 through the sale of our common stock. These proceeds have been used for ongoing operations and to pay accrued trade payables. We also negotiated with some of our creditors to convert their debt into equity. At February 28, 2003, Resource Venture Management, a related party, agreed to convert its outstanding debt of $233,204, plus management fees for the three months ended February 28, 2003 in the amount of $90,000, to 323,204 restricted shares of our common stock. Another party converted $10,000 of accounts payable to 10,000 shares of common stock.

         Despite these efforts, our working capital deficiency was $1,252,731 at August 31, 2003. While we conserved cash by acquiring Pannonian International through the issuance of our common stock in June 2003, we increased our current liabilities. At August 31, 2003, $245,450 current liabilities are attributable to Pannonian International.

         To address the cash requirements for the Quaneco agreement and our working capital needs, we engaged in a private offering of secured convertible debentures and warrants in September 2003. The offering was completed in early October 2003, resulting in gross proceeds of $5,640,000. The debenture pays interest at 7% per annum, matures two years from the date of issuance, is secured by all of our assets (subject to an agreement to subordinate in favor of a senior bank lender), and is convertible into shares of our common stock based on a price of $0.59 per share. Investors received five-year warrants to purchase up to 2,867,797 shares at $0.71 per share and 2,867,797 shares at $0.83 per share. This prospectus is part of a registration statement we are obligated to file by November 22, 2003, covering the shares underlying the debenture and warrants.

         As of October 27, 2003, our obligations and commitments to make future payments are as follows:

                                               THROUGH                    THROUGH                    THROUGH
CONTRACTUAL OBLIGATIONS:                  NOVEMBER 30, 2003          NOVEMBER 30, 2004          NOVEMBER 30, 2005
-----------------------                   -----------------          -----------------          -----------------
Extension payment                            $        5,000            $        5,000             $           --
Lease acquisition                                        --                   396,000                         --
Quaneco purchase option                                  --                 3,268,750                  1,656,250
Pioneer agreement1<F1>                            6,150,000                 3,750,000                         --
Convertible debentures2<F2>                              --                   394,800                  6,031,183
Miami office lease                                    3,675                    45,490                     26,738
                                             --------------            --------------             --------------
Total                                        $    6,158,675            $    7,860,040             $    7,714,171
                                             ==============            ==============             ==============

---------------------

1<F1> This agreement is being renegotiated. Our obligation to Pioneer will be reduced to the extent that Horizon Exploitation, Inc. participates by providing funds for the drilling costs.
2<F2> The payment obligation for the debentures will be reduced to the extent the debentures are converted into shares of our common stock.

         Due to our commitments for the remainder of the current fiscal year and fiscal 2004, we do not plan to engage in drilling activities unless we have secured more funding in an amount sufficient to cover these commitments. We are pursuing several financing alternatives that involve the sale of debt and/or equity securities. We cannot assure you that we will be successful in these efforts. If we fail to raise amounts sufficient to cover the obligations relating to the purchase of property interests, we will forfeit amounts already paid. If we fail to pay interest on the debentures on a timely basis, our assets will be subject to foreclosure.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         On November 15, 2002, our directors approved the election of Wheeler Wasoff, P.C. to audit the financial statements for the fiscal year ended November 30, 2002. Our board of directors recommended Wheeler Wasoff, P.C. because that firm was the existing certifying accountant for Dolphin Energy Corporation, which was the accounting survivor of the reverse acquisition described above. During the two most recent fiscal years and the subsequent interim period, neither we nor anyone on our behalf consulted Wheeler Wasoff, P.C. regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements.

         Andersen Andersen & Strong, L.C. had audited our financial statements for the fiscal year ended November 30, 2001. The report of Andersen Andersen & Strong, L.C. did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles. During the two most recent fiscal years and the subsequent interim period, there were no disagreements with Andersen Andersen & Strong, L.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Andersen Andersen & Strong, L.C., would have caused it to make reference to the subject matter of the disagreement in connection with its report.

                             BUSINESS AND PROPERTIES

         We are in the business of oil and gas exploration and production and are currently acquiring and developing coal bed methane ("CBM") and other unconventional and conventional natural gas properties in Wyoming, Montana, Texas and other areas that offer attractive exploitation opportunities for natural gas. To date, we have not engaged in any drilling activities and have only undeveloped acreage.

         We conduct exploration activities to locate natural gas and crude petroleum through two wholly-owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd. Should we commence production of these products, we anticipate that generally they will be sold at the wellhead to purchasers in the immediate area where the products are produced. We expect that the principal markets for oil and gas will be refineries and transmission companies that have facilities near our producing properties.

CORPORATE BACKGROUND

         We were incorporated in the State of Colorado on December 17, 1999 under the name "Galaxy Investments, Inc.," to explore for and, if possible, develop mineral properties primarily in the Province of British Columbia, Canada, and other parts of Canada. On November 1, 2002, we entered into an agreement and plan of reorganization to acquire all of the issued and outstanding capital stock of Dolphin Energy Corporation, a Nevada corporation, for approximately 70% of our outstanding common stock. The acquisition of the Dolphin Energy was completed as of November 13, 2002. We changed our name to "Galaxy Energy Corporation" on May 15, 2003.

         Upon completion of the transaction, Dolphin Energy became our wholly owned subsidiary. However, since this transaction resulted in the existing stockholders of Dolphin Energy acquiring control of the surviving company, for financial reporting purposes the business combination was accounted for as a reverse acquisition with Dolphin Energy as the acquirer. Accordingly, all financial information presented in this report for periods prior to November 13, 2002 represents the historical information of Dolphin Energy.

         On May 7, 2003, we entered into a share exchange agreement with Pannonian International, Ltd., a Colorado corporation, whereby we would acquire that company solely for shares of our common stock. We completed the acquisition as of June 2, 2003 and issued 1,951,241 shares of our common stock, making Pannonian International a wholly-owned subsidiary.

COAL BED METHANE

         Methane is a gas compound that is produced when organic material is geologically turned into coal. When the resultant coal is saturated with water and methane is trapped within the coal, the result is coal bed methane. Coal bed methane is the same compound as natural gas, but derived from a different geologic situation. Since methane is lighter in weight than oxygen, methane will rise to the surface if a well is drilled into a coal seam which contains methane.

         In recent years, coal bed methane has attracted attention from the energy sector. Methane is generally considered a cleaner form of energy than traditional coal and oil. Since CBM is relatively close to the land surface, exploration costs are lower than oil exploration and the wells used to extract CBM are cost effective to drill.

         The extraction of coal bed methane involves pumping large volumes of water from the coal seam aquifer in order to release the water pressure that is trapping the gas in the coal. Methane travels with the ground water being pumped from the coal by a well drilled and completed in a coal seam that contains methane and equipped with a water pump. Since methane has very low solubility in water, it separates from the water in the well before the water enters the pump. Instead of dewatering the coal seam, the goal is to decrease the water pressure in the coal seam to just above the top of the seam. Water moving from the coal seam to the well bore encourages gas migration toward the producing well. As this water pressure is released, the gas will rise and is separated from the water and can be piped away.

         In the Rocky Mountain region, significant resources of CBM exist in the Powder River Basin of Wyoming and Montana, the Greater Green River Basin of Wyoming, Colorado, and Utah, the Uinta-Piceance Basin of Colorado and Utah, and the Raton and San Juan Basins of Colorado and New Mexico.

OIL AND GAS ASSETS

         POWDER RIVER BASIN - WYOMING. On August 28, 2002, we acquired undeveloped oil and gas leases covering 1,440 gross acres in Sheridan County, Wyoming, subject to a 15% net profits interest. We paid $36,000 and were required to pay $396,000 by August 28, 2003. The seller has extended this date to January 15, 2004 in consideration for a monthly extension fee of $5,000 paid in October 2003 and to be paid in November 2003 and December 2003. The extension fees are not credited to the purchase price. If we fail to pay by $396,000 by January 15, 2004, the leases will be transferred back to the seller. The leases are being held in escrow pending receipt of our payment.

         Effective September 30, 2002, we entered into a lease acquisition and drilling agreement with Pioneer Oil, a Montana limited liability company ("Pioneer"), which entitles us to earn a 100% working interest and a 78% net revenue interest in leases covering 15,657 acres in the Powder River Basin, near Lieter, Wyoming. The project area is 20 to 30 miles west of the main north-south CBM fairway in Campbell County, Wyoming, and is approximately 9 miles west of the nearest established CBM production. Most of our acreage is positioned along roads and pipelines. There is 20-inch gas transmission line crossing our leased property, and U.S. Highway 14 runs through the project area and provides year-round access.

         Six producible coal seams have been identified throughout the lease area, which range from 10 feet to 35 feet in thickness and with depths of 600 to 3,200 feet below the surface. The primary targets are coal beds in the Fort Union Formation. Drilling depths range from 2,100 to 2,500 feet. The Fort Union Formation is expected to have about 130 feet of aggregate coal separated into 8 to 12 widely spaced beds. The coals are widespread and have a nearly continuous distribution. They are expected to contain substantial gas saturation with actual gas production dependent on successful completion technology and dewatering of the gas bearing zones.

         Our goal is to start a continuous drilling program into the potential productive seams and to maintain and develop the Lieter field as long as it produced marketable quantities of gas. We have determined that the initial target will be the Pawnee seam. This thickness of this seam varies from 20 to 30 feet at a depth of 1,800 feet. Other candidates include the Anderson Formation with a thickness of 20 to 25 feet at a depth of 600 feet below the surface. These wells have been targeted as they are the least expensive to produce and have manageable amounts of water and the highest quantities of gas.

         To acquire the leases to this acreage, we were required to pay and did pay $100,000 by January 31, 2003. We were required to pay $1,650,000 by October 1, 2003, deposit the estimated costs to drill and complete 30 pilot wells into an escrow account by October 1, 2003, and drill at least 25 pilot wells by March 1, 2004. Until such time as we make these payments to Pioneer, Pioneer has the right to (i) sell or assign up to 106 locations of 80 acres each located on this acreage to a third party or parties and/or (ii) elect to drill for its own account gas wells on up to 106 locations of 80 acres each located on this acreage. If Pioneer exercises this right, it must first give us written notice, allowing us five business days after receipt of notice to elect to make the $1,650,000 payment and deposit into escrow. Such payments would then have to be made within ten business days of Pioneer's notice. If we should fail to do so, our agreement with Pioneer will be terminated as to the drilling locations designated in Pioneer's written notice to us. We may also acquire a 100% interest in five natural gas wells, for $500,000, by October 1, 2003. Pioneer extended the obligations due October 1, 2003 to October 31, 2003, to allow for negotiation of a new agreement. If we fail to enter into a new agreement with Pioneer, we will lose the $100,000 already paid.

         Effective October 1, 2002, we entered into a Coal Bed Methane Participation Agreement with Horizon Exploitation, Inc., a Colorado corporation ("Horizon"), which provides funding for the development of our Pioneer leasehold interests and establishes an area of mutual interests in the Powder River Basin located in Wyoming and Montana for future projects on the same terms as described below.

         Under the terms of the agreement as amended, Horizon may participate, subject to funding, in the development of up to 120 wells and also includes the purchase of the five existing wells from Pioneer. Horizon's commitment to participate in the development is subject to an initial funding by Horizon of $100,000, a $500,000 payment for the purchase of the five existing wells, and the placement of $1,650,000, plus the estimated amount to drill and complete 30 pilot wells, into escrow as a partial payment for a 30-well pilot project on or before September 15, 2003. The estimated AFE cost per well is $150,000. These dates were extended to December 2, 2003.

         We earn an initial 15% carried interest in all wells drilled and purchased. We also have an option to purchase additional working interest from Horizon at Horizon's initial well cost. After the completion of a 30-well pilot program, we can purchase an additional 25% working interest in each of the wells at Horizon's initial well and land cost. An additional 25% can be purchased on the same terms from Horizon within two years after the completion of the pilot program.

         Horizon Exploitation is a Colorado corporation and the general partner of a German-based fund, the Horizon Exploitation Fund GmbH & Co. KG, managed by Rhein Investors AG in Basel, Switzerland.

         GREEN RIVER BASIN - WYOMING. In June 2003, we entered into a non-binding letter of intent to purchase a percentage of working interest in 57,000 gross acres in the Green River Basin in Wyoming for shares of our common stock. We are working towards a definitive agreement for this transaction.

         POWDER RIVER BASIN - MONTANA. On August 5, 2003, we entered into a Lease Option and Acquisition Agreement with Quaneco, L.L.C. ("Quaneco"). Quaneco is a privately-held oil and gas company operating primarily in the Rocky Mountain region.

         Under the terms of the agreement, we have an option to acquire up to 50% of Quaneco's working interests in certain oil and gas leases covering approximately 206,000 gross acres in the Powder River Basin area of southern Montana. If the option is fully exercised, we will acquire the working interests in approximately 53,000 net acres. The primary geologic target associated in the acreage is natural gas from shallow coalbeds located at depths of 200 feet to 2,500 feet. The purchase price of the option is $6,625,000 payable in six installments of varying amounts. The first two installments, totaling $1,100,000, were paid. In addition, Quaneco has credited us with payment of $600,000 due to be paid under the agreement on or before January 15, 2004, through its purchase of $600,000 in convertible debentures (discussed below).

         In addition to the purchase option, we have the right to earn an undivided 25% working interest in up to 128 gas wells by paying our proportionate share of the costs of drilling such wells. The working interests so earned by us would belong to us without regard to whether we exercise all or none of the purchase option described in the preceding paragraph.

         TRAWICK FIELD AREA - EAST TEXAS. As of August 31, 2003, we have paid-up leases covering approximately 2,780 acres adjacent to the Trawick Field, located in Rusk and Nacogdoches Counties, Texas. Leases covering approximately 1,118 acres are for a three-year term expiring in late 2005 and early 2006, while the leases covering the remaining approximately 1,662 acres are for a five-year term expiring in 2007. With the exception of two leases with an 18.75% royalty interest covering approximately 79 acres, and one lease with a 20% royalty interest covering approximately 170 acres, all of the leases provide for a 16.67% royalty interest to the mineral owner.

         All of the leases are held by either Harbor Petroleum, LLC or Florida Energy, Inc. on behalf of Dolphin Energy Corporation and Dolphin is responsible for payment of all of the acquisition costs and maintenance costs of the leases. Both Harbor Petroleum, LLC and Florida Energy, Inc. are related parties. See "Certain Relationships and Related Transactions." Dolphin Energy owns all of the working interests acquired under the leases, except for a 2% overriding royalty interest, shared equally by Harbor Petroleum and Florida Energy. However, with respect to 400 contiguous acres designated by Florida Energy, Florida Energy shall have a 3.125% overriding royalty interest instead of a 1% overriding royalty interest. In addition, Dolphin Energy has agreed to pay Florida Energy a bonus of $50,000 for identifying this lease play.

         Dolphin Energy has agreed that the geological and geophysical information acquired by our operations on this acreage shall belong to Dolphin as well as Harbor Petroleum and Florida Energy. Dolphin has also agreed that Harbor Petroleum shall be the operator for and shall have full control of all operations conducted with respect to this acreage; provided, however, that Dolphin or its nominee shall have the right to be named operator if and when the leases are assigned to Dolphin or its nominee.

         In 2004, we propose to drill a vertical wellbore through the deepest potential Travis Peak sandstone in the five specific prospect areas we are targeting.

         JIU VALLEY - ROMANIA. Pannonian International has a concession agreement covering 21,538 gross acres for a term of 30 years in the Jiu Valley Coal Basin, Romania. This acreage contains up to 18 coal seams with a cumulative thickness up to 52 meters at depths of 985 to 3,280 feet. The main target seam averages 22 meters in thickness in the concession area. The concession from the Romanian government was issued October 22, 2002. During the first five years of the concession, the concession holder is required to expend a specified amount for exploratory work. If that specified amount is not spent, the concession holder must pay that amount to the Romanian government. If no payment is made, the concession is cancelled. Pannonian's minimum exploration expenditure commitments are as follows:

       o        $2,000 by October 21, 2003
       o        $2,000 by October 21, 2004
       o        $252,000 by October 21, 2005
       o        $182, 000 by October 21, 2006
       o        $182,000 by October 21, 2007

Pannonian has already spent in excess of $6,000, thereby satisfying its requirements for the first two years.

         If funds are available, Pannonian proposes to drill a well in the second calendar quarter of 2004, as Pannonian management believes that it has a drill site in close proximity to where an earlier well has blown out methane. This drill site is approximately 1.5 miles from a 20-inch gas trunk pipeline, and is approximately the same distance from an electrical generation plant that uses both natural gas and coal as fuel. Pannonian estimates that it would cost approximately $475,000 to test and complete a well as a producing well. If Pannonian could drill a successful producing well, it could then attract the necessary capital to drill other offset development wells.

         The property is subject to a royalty interest of approximately 7-1/2% to the Romanian government and 2-1/2% to the coal mining company.

         Pannonian has applied for a concession on an additional 120,000 acres in Romania and has identified further European license areas for which it is in the application process.

UNDEVELOPED ACREAGE

         The following table sets forth the undeveloped leasehold acreage, by area, held by us as of August 31, 2003. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. Gross acres are the total number of acres in which we have a working interest. Net acres are the sum of our fractional interests owned in the gross acres. In certain leases, our ownership is not the same for all depths; therefore, the net acres in these leases are calculated using the lowest ownership interest at any depth.

     ----------------------------------------------------------------------
                                    GROSS                     NET
     ----------------------------------------------------------------------
     Wyoming                        1,440 (1)                1,440
     ----------------------------------------------------------------------
     East Texas                     2,780                    2,780
     ----------------------------------------------------------------------
     Romania                       21,538 (2)               21,538
     ----------------------------------------------------------------------
         Total acres               25,758                   25,758
     ----------------------------------------------------------------------
      --------------
      (1) If we do not make a payment of $396,000 by January 15, 2004, we will lose our rights to 1,440 gross and net acres.
      (2)   Approximately 13,715 acres have 5 meters or more of coal under it.

DRILLING ACTIVITY

         We had no drilling activity during the year ended November 30, 2002 or the nine months ended August 31, 2003.

PRESENT ACTIVITIES

         We are not presently conducting any drilling operations. We plan to initiate a pilot drilling program in both the Kirby and Castle Rock coalbed methane prospects in the Powder River Basin by mid-November 2003. We are continuing to evaluate and may acquire additional leases in the Trawick Field area.

DEVELOPMENT AND ACQUISITION CAPITAL EXPENDITURES

         During the fiscal year ended November 30, 2002, we incurred $873,797 in identifying and acquiring petroleum and natural gas leases and prospect rights. During the nine months ended August 31, 2003, we incurred $522,846.

PRINCIPAL PRODUCTS

         We conduct exploration activities to locate natural gas and crude petroleum. Should we commence production of these products, we anticipate that generally they will be sold at the wellhead to purchasers in the immediate area where the products are produced. We expect that the principal markets for oil and gas will be refineries and transmission companies that have facilities near our producing properties.

COMPETITION

         Oil and gas exploration and acquisition of undeveloped properties is a highly competitive and speculative business. We compete with a number of other companies, including major oil companies and other independent operators which are more experienced and which have greater financial resources. We do not hold a significant competitive position in the oil and gas industry.

COMPLIANCE WITH GOVERNMENTAL REGULATIONS

         Our operations are subject to various levels of government controls and regulations in the United States and internationally.

         UNITED STATES REGULATION. In the United States, legislation affecting the oil and gas industry has been pervasive and is under constant review for amendment or expansion. Pursuant to such legislation, numerous federal, state and local departments and agencies have issued extensive rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Such laws and regulations have a significant impact on oil and gas drilling, gas processing plants and production activities, increase the cost of doing business and, consequently, affect profitability. Inasmuch as new legislation affecting the oil and gas industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations.

         We consider the cost of environmental protection a necessary and manageable part of our business. We believe we will be able to plan for and comply with new environmental initiatives without materially altering our operating strategies.

         EXPLORATION AND PRODUCTION. Our United States operations are or will be subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; implementing spill prevention plans; submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production. Our operations are or will be also subject to various conservation matters, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we may be able to produce from our wells and to limit the number of wells or the locations at which we may be able to drill.

         ENVIRONMENTAL AND OCCUPATIONAL REGULATIONS. Various federal, state and local laws and regulations concerning the discharge of incidental materials into the environment, the generation, storage, transportation and disposal of contaminants or otherwise relating to the protection of public health, natural resources, wildlife and the environment, affect our existing and proposed exploration, development, processing, and production operations and the costs attendant thereto. These laws and regulations increase our overall operating expenses. We plan to maintain levels of insurance customary in the industry to limit our financial exposure in the event of a substantial environmental claim resulting from sudden, unanticipated and accidental discharges of oil, salt water or other substances. However, we do not intend to maintain 100% coverage concerning any environmental claim, and we do not intend to maintain any coverage with respect to any penalty or fine required to be paid by us because of our violation of any federal, state or local law. We are committed to meeting our responsibilities to protect the environment wherever we operate and anticipate making increased expenditures of both a capital and expense nature as a result of the increasingly stringent laws relating to the protection of the environment. We cannot predict with any reasonable degree of certainty our future exposure concerning such matters. We consider the cost of environmental protection a necessary and manageable part of our business. We believe we will be able to plan for and comply with new environmental initiatives without materially altering our operating strategies.

         We are also subject to laws and regulations concerning occupational safety and health. Due to the continued changes in these laws and regulations, and the judicial construction of same, we are unable to predict with any reasonable degree of certainty our future costs of complying with these laws and regulations. We consider the cost of occupational safety and health a necessary and manageable part of our business. We believe we will be able to plan for and comply with new occupational safety and health initiatives without materially altering our operating strategies.

         INTERNATIONAL REGULATION. The oil and gas industry is subject to various types of regulation throughout the world. Legislation affecting the oil and gas industry has been pervasive and is under constant review for amendment or expansion. Pursuant to such legislation, government agencies have issued extensive rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Such laws and regulations have a significant impact on oil and gas drilling and production activities, increase the cost of doing business and, consequently, affect profitability. Inasmuch as new legislation affecting the oil and gas industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations. The following are significant areas of regulation.

         EXPLORATION AND PRODUCTION. Pannonian's oil and gas concessions and permits are granted by host governments and administered by various foreign government agencies. Such foreign governments require compliance with detailed regulations and orders which regulate, among other matters, drilling and operations on areas covered by concessions and permits and calculation and disbursement of royalty payments, taxes and minimum investments to the government.

         Regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; implementing spill prevention plans; submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production. Pannonian's operations are also subject to regulations, which may limit the number of wells or the locations at which Pannonian can drill.

         ENVIRONMENTAL REGULATIONS. Various government laws and regulations concerning the discharge of incidental materials into the environment, the generation, storage, transportation and disposal of contaminants or otherwise relating to the protection of public health, natural resources, wildlife and the environment, affect Pannonian's exploration, development, processing and production operations and the costs attendant thereto. In general, this consists of preparing Environmental Impact Assessments in order to receive required environmental permits to conduct drilling or construction activities. Such regulations also typically include requirements to develop emergency response plans, waste management plans, and spill contingency plans. In some countries, the application of worldwide standards, such as ISO 14000 governing Environmental Management Systems, are required to be implemented for international oil and gas operations.

EMPLOYEES

         As of October 15, 2003, we had a total of 5 full time employees and 1 part-time employee. None of our employees is covered by a collective bargaining agreement.

PRINCIPAL OFFICES

         Our principal executive offices are located at 1001 Brickell Bay Drive, Suite 2202, Miami, Florida, where we lease approximately 1,300 square feet of space on a lease expiring June 30, 2005. Our subsidiary, Pannonian International, shares office space with Thomas Fails, one of our directors. Mr. Fails leases approximately 850 square feet of space at 4101 East Louisiana Avenue, Suite 412, Denver, Colorado, on a month-to-month lease.

LEGAL PROCEEDINGS

         There are no legal proceedings pending against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are:

     NAME                        AGE     POSITION
     ----                        ---     --------
     Marc E. Bruner               30     President and Director
     Carmen Lotito                59     Chief Financial Officer, Treasurer and
                                         Director
     Cecil D. Gritz               59     Chief Operating Officer and Director
     A. Shane Bruner              25     Secretary
     Dr. James M. Edwards         58     Director
     Thomas G. Fails              75     Director
     Chris D. Wright              45     Director

         Our shareholders elect our directors annually and our board of directors appoints our officers annually. Vacancies in our board are filled by the board itself. Set forth below are brief descriptions of the recent employment and business experience of our executive officers and directors.

MARC E. BRUNER, PRESIDENT AND DIRECTOR

         Marc E. Bruner became our President and director upon the acquisition of Dolphin Energy in November 2002. He has served as president of Dolphin Energy since June 2002. From September 1999 to June 2002], he worked as an investment banker and analyst for Resource Venture Management AG, a Swiss-based energy sector consulting firm. He was a senior account executive for J.B. Oxford & Co., a national securities firm, from February 1997 to January 1999; and an account executive for GKN Securities, Boca Raton, Florida, from June 1996 to November 1996. Mr. Bruner holds a B.S. degree in accounting from the University of Notre Dame.

CARMEN LOTITO, CHIEF FINANCIAL OFFICER, TREASURER AND DIRECTOR

         Carmen Lotito became our Chief Financial Officer, Treasurer and director upon the acquisition of Dolphin Energy in November 2002. He has been a director and the chairman of the audit and compensation committees of Gasco Energy, Inc., a publicly-traded natural gas and petroleum exploitation and development company based in Englewood, Colorado, since April 2001. He served as vice president, chief financial officer and director of Coriko Corporation, a private business development company, from November 2000 to August 2002. He has also been a member of Equistar Capital LLC, an investment banking firm located in Salt Lake City, Utah, since December 1999. From July 1998 to October 1999, Mr. Lotito served as director of marketing and business development for Impact Web Development, Salt Lake City, Utah. Prior to joining Coriko from Utah Clay Technology, Inc., Mr. Lotito was self-employed as a financial consultant. In 1988, Mr. Lotito joined ConAgra, Inc., in San Antonio, Texas as a brand manager, where he developed product lines, which grossed $50 million over a period of two years. In 1966, Mr. Lotito joined the firm of Pannell, Kerr Forester & Co. as a senior accountant in management and audit services for the company's Los Angeles and San Diego, California offices. Mr. Lotito holds a BS degree in Accounting from the University of Southern California. Mr. Lotito is the stepfather of Marc
E. Bruner and A. Shane Bruner.

CECIL D. GRITZ, CHIEF OPERATING OFFICER AND DIRECTOR

         Cecil D. Gritz has worked in the oil and gas industry for more than three decades and holds an advanced degree in petroleum engineering and is a graduate of the Colorado School of Mines. Mr. Gritz worked as an engineer in various capacities for Shell Oil Company from June 1966 to August 1973. After leaving Shell Oil Company, he worked as a drilling and production manager, president of a drilling company, and petroleum engineer for companies in Denver, Colorado. He was the vice president of engineering and operations for Vista Resources, Inc., Denver, Colorado, from July 1977 to September 1982, and the drilling and production manager for Trend Exploration Limited, Denver, Colorado, from September 1982 to September 1986. He provided consulting services as a petroleum engineer and project manager for David Schlachter in Dallas, Texas, from September 1986 to March 1988, and was vice president of operations for Dantex Oil & Gas, Inc., Dallas, Texas, from March 1988 to August

1993. Mr. Gritz has been a manager and consulting petroleum engineer for Harbor Petroleum, LLC in Granbury, Texas, since August 1993.

A. SHANE BRUNER, SECRETARY

         A. Shane Bruner became our Secretary upon the acquisition of Dolphin Energy in November 2002. He has had various experiences with different phases of the oil and gas business throughout his life. Mr. Bruner holds a bachelor's degree from the University of Miami. A. Shane Bruner is the brother of Marc E. Bruner.

DR. JAMES M. EDWARDS, DIRECTOR

         Dr. James M. Edwards became a director upon the acquisition of Dolphin Energy in November 2002. He has been actively involved in international oil and gas exploration and exploitation for more than 27 years. He has participated in oil and gas discoveries in Australia, Columbia, Equatorial Guinea, France, Norway, Trinidad, Thailand, the United Kingdom, and the United States. Dr. Edwards previously worked as chief geologist for Triton Energy Corporation. While with Triton, he participated in the discovery efforts of the Cusiana/Cupiagua Field Complex, Columbia. Since June 1991, he has been the president of Equinox Energy Corp., an oil and gas consulting company located in Dallas, Texas. Dr. Edwards holds advanced degrees in geology, including a Master of Science from the University of Georgia and a Ph.D. from Rice University.

THOMAS G. FAILS, DIRECTOR

         Thomas G. Fails became a director upon the acquisition of Dolphin Energy in November 2002. Thomas G. Fails' career spans four decades in the oil and gas industry. Mr. Fails has worked as a senior geologist for Shell Oil Company and numerous other international oil and gas exploration and exploitation companies. He is a past president of the American Institute of Professional Geologists. Since January 1997, Mr. Fails has been self-employed as an independent petroleum geologist and consultant. Mr. Fails has also been the president of Pannonian International, Ltd. since its inception in January 2000. Pannonian International is a coal bed methane development company with properties in Europe and Australia. Mr. Fails holds advanced degrees from Colorado School of Mines and Columbia University, and is a certified petroleum geologist and certified professional geologist.

CHRIS D. WRIGHT, DIRECTOR

         Chris D. Wright founded one of Canada's most successful junior oil and gas producers, Velvet Exploration Ltd. Mr. Wright currently sits as a director of a group of private and public companies and operates an investment banking firm. Mr. Wright holds a law degree from the University of Victoria.

ADVISORY COMMITTEE

         Marc A. Bruner serves as Chairman of our Advisory Committee. He has served as the Chairman of the Board of Directors of Gasco Energy, Inc., a publicly-held oil and gas exploration company, since February 2001. From January 1996 to January 1999, Mr. Bruner was founding Chairman of the Board of Ultra Petroleum, a Toronto Stock Exchange and American Stock Exchange listed natural gas company. Ultra's business is focused on tight sand development in the Green River Basin of Wyoming. In late 1997, Mr. Bruner co-founded Pennaco Energy, Inc., a coal bed methane company that had land holdings in the Powder River Basin. Pennaco was acquired in March 2001 by Marathon Oil Company. In 1996, Mr. Bruner co-founded RIS Resources International, a natural gas company, and served as a director until late 1997. Marc A. Bruner is the father of Marc E. Bruner and A. Shane Bruner.

CONFLICTS OF INTEREST

         Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company. Insofar as the officers and directors are engaged in other business activities, we anticipate they will devote only a minor amount of time to our affairs.

         Our officers and directors are now and may in the future become shareholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to us. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

         Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.


                             EXECUTIVE COMPENSATION

         The following table sets forth information about the remuneration of our chief executive officers for the last three completed fiscal years.


                           SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------

                                                                          LONG TERM COMPENSATION
                                ANNUAL COMPENSATION               ---------------------------------------
                    ---------------------------------------------          AWARDS             PAYOUTS
                                                                  ---------------------------------------
                                                         OTHER     RESTRICTED   SECURITIES
   NAME AND                                             ANNUAL        STOCK     UNDERLYING      LTIP       ALL OTHER
   PRINCIPAL                                          COMPENSA-     AWARD(S)     OPTIONS/      PAYOUTS     COMPENSA-
   POSITION         YEAR    SALARY ($)    BONUS ($)    TION($)         ($)       SARS (#)        ($)         TION($)
---------------------------------------------------------------------------------------------------------------------
 Marc E. Bruner     2002      $47,000        -0-          -0-          -0-          -0-          -0-          -0-
  President (1)<F1>
---------------------------------------------------------------------------------------------------------------------
   Gregory C.       2002        -0-          -0-          -0-          -0-          -0-          -0-          -0-
     Burnett        2001        -0-          -0-          -0-          -0-          -0-          -0-          -0-
  President (2)<F2> 2000        -0-          -0-          -0-          -0-          -0-          -0-          -0-
---------------------------------------------------------------------------------------------------------------------

(1)<F1> Mr. Bruner has been the President from November 13, 2002. The salary shown above includes consulting fees paid to Mr. Bruner.
(2)<F2>  Mr. Burnett was the President from December 17, 1999 to November 13,
         2002.

         During the last fiscal year, there were no grants of stock options, stock appreciation rights, benefits under long-term incentive plans or other forms of compensation involving our officers.

         We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. Beginning April 1, 2003, we began paying our outside directors, James Edwards and Chris Wright, a stipend of $1,500 per month. We also granted each of them options to purchase 60,000 shares at $1.00 per share, exercisable through May 15, 2013. One-third of the options vests each year beginning May 15, 2004.

STOCK OPTION PLAN

         Our stockholders adopted a 2003 Stock Option Plan in May 2003, under which options to purchase up to 3,500,000 shares of common stock may be granted. The plan provides for the granting of incentive stock options to our employees and non-statutory options to our employees, advisors and consultants. Our board of directors or the compensation committee of the board, if one should be established, administers the plan. The maximum aggregate number of common shares underlying all options to be granted to any one person may not exceed 60% of authorized options.

         The board or committee determines the exercise price for each option at the time the option is granted. The exercise price for shares under an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value price is the closing price per share on the date the option is granted. The board or committee also determines when options become exercisable. The plan permits payment to be made by cash, check, broker assisted same day sales, and by delivery of other shares of our stock which optionees have owned for six (6) months or more as of the exercise date. The term of an option may be no more than ten (10) years from the date of grant. No option may be exercised after the expiration of its term.

         Unless otherwise expressly provided in any option agreement, the unexercised portion of any option granted to an optionee shall automatically terminate one year after the date on which the optionee's employment or service is terminated for any reason, other than by reason of cause, voluntary termination of employment or service by the optionee, or the optionee's death. Options shall terminate immediately upon the termination of an optionee's employment for cause or 30 days after the voluntary termination of employment or service by the optionee. If an optionee's employment or consulting relationship terminates as a result of his or her death, then all options he or she could have exercised at the date of death, or would have been able to exercise within the following year if the employment or consulting relationship had continued, may be exercised within the one year period following the optionee's death by his or her estate or by the person who acquired the exercise right by bequest or inheritance.

         Options granted under the plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee, except that a non-statutory stock option may be transferred to a family member or trust for the benefit of a family member if the board's or committee's prior written consent is obtained.

         We have the right to redeem any shares issued to any optionee upon exercise of the option granted under the plan immediately upon the termination of optionee's employment or service arising from disability, the death of the optionee, the voluntary termination of employment or services of the optionee, or the termination of employment or services of the optionee for cause. The redemption price is the fair market value of the shares on the date of the event of redemption.

         In the event that our stock changes by reason of any stock split, dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the plan, the number and class of shares of stock subject to any option outstanding under the plan, and the exercise price for shares subject to any such outstanding option.

         In the event of a merger in which our shareholders immediately before the merger own 50% or more of the issued and outstanding shares of stock of the resulting entity after the merger, then existing options shall automatically convert into options to receive stock of the resulting entity. Unless otherwise expressly provided in any option, the board or committee in its sole discretion may cancel, effective upon the date of the consummation of any change of control, any option that remains unexercised on such date.

         The board may amend, alter, suspend, or terminate the plan, or any part thereof, at any time and for any reason. However, we must obtain shareholder approval for any amendment to the plan to the extent necessary and desirable to comply with applicable laws. No such action by the board or shareholders may alter or impair any option previously granted under the plan without the written consent of the optionee. The plan shall remain in effect until terminated by action of the board or operation of law.

         As of August 15, 2003, options to purchase 120,000 shares were outstanding at an average exercise price of $1.00 per share and 3,380,000 shares were available for future grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table provides certain information as to the officers and directors individually and as a group, and the holders of more than 5% of the our common stock, as of October 20, 2003:

     NAME AND ADDRESS               AMOUNT AND NATURE OF
  OF BENEFICIAL OWNER (1)           BENEFICIAL OWNERSHIP    PERCENT OF CLASS (2)
-----------------------------       --------------------    --------------------

Marc A. Bruner                       12,628,354 (3)(4)            36.6%
29 Blauenweg
Metzerlen, Switzerland 4116

RAB Capital Limited (5)               5,423,730 (6)                (7)
No. 1 Adam Street
London W2CN 6LE
United Kingdom

Resource Venture Management           5,222,729 (4)               15.4%
29 Blauenweg
Metzerlen, Switzerland 4116

Bruner Group, LLP                     4,500,000 (4)               13.2%
1775 Sherman Street #1375
Denver, Colorado 80203

Marc E. Bruner                        1,500,000 (4)                4.4%

Alan Shane Bruner                     1,500,000 (4)                4.4%

Carmen Lotito                         1,000,000 (4)                2.9%

Dr. James Edwards                          0                        --

Thomas G. Fails                         359,679 (4)                1.1%

Cecil D. Gritz                             0                        --

Chris D. Wright                            0                        --

All officers and directors
as a group  (7 persons)               4,359,679                   12.8%

------------------
(1) To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2) This table is based on 33,971,503 shares of Common Stock outstanding as of October 20, 2003. If a person listed on this table has the right to obtain additional shares of Common Stock within sixty (60) days from October 20, 2003, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(3) Included in Mr. Bruner's share ownership are shares owned of record by Resource Venture Management and Bruner Group, LLP. Mr. Bruner is a control person of both these entities. Also included in Mr. Bruner's share ownership are 542,373 shares issuable upon conversion of a convertible debenture and exercise of warrants.

(4) This shareholder has signed a lock-up agreement restricting the sale or transfer of one-half of the shares owned until March 24, 2004 and the remaining half until March 24, 2005.

(5) This shareholder has filed a statement disclosing shared voting and dispositive power as part of a group that includes RAB Special Situations LP, William Philip Richards, and Michael Alen-Buckley of the same address and RAB European High Yield Fund Limited and RAB Partners Limited of Walker House, Mary Street George Town, Grand Cayman.

(6) Consists of 3,389,830 shares of common stock issuable upon conversion of convertible debentures in the principal amount of $2,000,000 and 2,033,900 shares of common stock issuable upon exercise of warrants.

(7) Under the terms of the convertible debentures and warrants, the holder cannot be a beneficial owner of more than 9.99% of the common stock.

CHANGES IN CONTROL

         There are no agreements known to management that may result in a change of control of our company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Other than as disclosed below, none of our present directors, officers or principal shareholders, nor any family member of the foregoing, nor, to the best of our information and belief, any of our former directors, senior officers or principal shareholders, nor any family member of such former directors, officers or principal shareholders, has or had any material interest, direct or indirect, in any transaction, or in any proposed transaction which has materially affected or will materially affect us.

         RESOURCE VENTURE MANAGEMENT. Resource Venture Management is one of our principal shareholders and is controlled by Marc A. Bruner, who is also one of our principal shareholders. Marc A. Bruner is the father of Marc E. Bruner and
A. Shane Bruner, who are serve as our officers and directors. At November 30, 2002, we owed Resource Venture Management $233,204. We agreed to pay Resource Venture Management a total of $692,500 for monthly management fees of $162,000 through November 30, 2002, for finding oil and gas projects in Wyoming ($100,000), for reimbursement of costs and expenses ($230,500), and for services rendered ($200,000), which were paid by issuing 4,000,000 shares of our common stock. At February 28, 2003, Resource Venture Management agreed to convert its outstanding debt of $233,204, into 233,204 shares of our common stock, valued at $1.00 per share.

         We have agreed to enter into a consulting agreement with Resource Venture Management to provide future consulting services for a fee of up to $30,000 per month. During the nine months ended August 31, 2003, consulting fees of $270,000 were incurred. We paid Resource Venture Management $210,000 for consulting fees, through the issuance of 90,000 shares of common stock valued at $1.00 per share and a cash payment of $120,000. At August 31, 2003, we owed Resource Venture Management $60,000 for consulting fees and $60,000 for additional costs, for a total of $120,000.

         PANNONIAN INTERNATIONAL, LTD/THOMAS G. FAILS. On November 15, 2002, we executed a letter of intent to acquire Pannonian International, Ltd., a Colorado corporation, solely for shares of our common stock. Thomas G. Fails became one of our directors on November 13, 2002. Mr. Fails is the president and a director of Pannonian International, Ltd. At November 30, 2002, Pannonian International owed us $25,000 for advances made in contemplation of the acquisition transaction. We completed the acquisition of Pannonian International on June 2, 2003, by issuing 1,951,241 shares.

         At August 31, 2003, we, through Pannonian International, owed Thomas G. Fails and his company $126,411 for amounts paid by him for the benefit of Pannonian International and/or advanced to Pannonian. Pannonian International shares office space with Mr. Fails and is charged a proportionate share of the office rent and other expenses.

         At August 31, 2003, Pannonian International owed Marc A. Bruner $39,500 for amounts advanced.

         HARBOR PETROLEUM, LLC AND FLORIDA ENERGY, INC. From May 2002 through the present, Dolphin Energy has advanced funds to Harbor Petroleum, LLC for the purposes of acquiring oil, gas and mineral interest leases in Rusk and Nacogdoches Counties, Texas. As of August 31, 2003, leases covering approximately 2,780 acres had been acquired. While the leases are in the names of Harbor Petroleum or Florida Energy, Inc., such leases are held on behalf of Dolphin Energy. Harbor Petroleum is 50%-owned and managed by Cecil Gritz, one of our directors. Florida Energy is owned and controlled by Stephen E. Bruner, the brother of Marc A. Bruner, our controlling shareholder, and the uncle of Marc E. Bruner and A. Shane Bruner, our officers and directors.

         An agreement dated March 6, 2003 confirms that Dolphin is responsible for payment of all of the acquisition costs and maintenance costs of the leases. Dolphin Energy owns all of the working interests acquired under the leases, except for a 2% overriding royalty interest, shared equally by Harbor Petroleum and Florida Energy. However, with respect to 400 contiguous acres designated by Florida Energy, Florida Energy shall have a 3.125% overriding royalty interest instead of a 1% overriding royalty interest. In addition, Dolphin Energy has agreed to pay Florida Energy a bonus of $50,000 for identifying this lease play. This bonus obligation is evidenced by a promissory note due March 7, 2004 and bears interest at the annual rate of 7-1/2%.


                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value per share. As of October 20, 2003, there were 33,971,503 shares of common stock outstanding, which were held of record by 84 stockholders. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

         We are authorized to issue up to 25,000,000 shares of preferred stock, $0.001 par value per share. There are no shares of preferred stock issued or outstanding.

CONVERTIBLE DEBENTURE FINANCING

         In October 2003 we completed the sale of secured convertible debentures in the principal amount of $5,640,000. The debentures pay quarterly interest at 7% per annum, mature two years from the date of issuance, are secured by all of our assets (subject to an agreement to subordinate in favor of a senior bank lender), and are convertible at any time at the option of the holder into shares of our common stock based on a price of $0.59 per share. This price may be adjusted for stock splits, combination or reclassification of our capital stock, capital issuances below $0.59 per share.

         We may force the conversion of the debentures if the closing bid price for our common stock exceeds $2.50 for 20 consecutive trading days, so long as

   o the average daily volume for such 20-day period exceeds 100,000 shares per day,
   o a current registration statement covering the underlying shares is in effect,
   o     we have honored all previous conversions,
   o     we have paid all amounts owing under the terms of the debentures,
   o     there is a sufficient number of shares available for such conversion,

   o     no event of default has occurred and is continuing, and
   o such conversion would not violate the conversion limitation described below.

         Interest may be paid in shares of our common stock at the lesser of (i) $0.59 and (ii) 90% of the lesser of (a) the average of the daily volume weighted average price of the common stock on the OTC Bulletin Board for the 20 trading days (the "20 VWAPs") immediately prior to the interest payment date or (b) the average of the 20 VWAPs immediately prior to the date the interest payment shares are issued and delivered if after the interest payment date.

         Investors received five-year warrants to purchase up to 2,867,797 shares at $0.71 per share and 2,867,797 shares at $0.83 per share. The warrant exercise prices may be adjusted for stock splits, combination or reclassification of our capital stock, capital issuances below $0.71 or $0.83 per share, as the case may be. The warrants provide for cashless exercise.

         Holders may not convert their convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our then outstanding common stock. In the case of RAB European High Yield Fund Limited and RAB Special Situations LP, this restriction is 9.99% of our then outstanding shares.

         In connection with the sale of the debentures and warrants, we issued warrants to purchase a total of 230,847 shares of common stock at $0.59 per share as compensation.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Nevada Agency and Trust Company. Its address is 50 West Liberty Street, Suite 880, Reno, Nevada 89501, and its telephone number is (775) 322-0626.


                              SELLING STOCKHOLDERS

         This prospectus covers the offer and sale by the selling stockholders of up to 23,558,391 shares of common stock owned or to be owned on conversion of debentures, payment of interest in shares, or exercise of warrants. All shares issued or to be issued are and will be restricted securities as that term is defined in Rule 144 of the Securities and Exchange Commission, and will remain restricted unless and until such shares are sold pursuant to this prospectus, or otherwise are sold in compliance with Rule 144.

         No stockholder may offer or sell shares of our common stock under this prospectus unless such stockholder has notified us of his or her intention to sell shares of our common stock and this prospectus has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such shares. We are required to amend this prospectus to reflect material developments in our business, financial position, and results of operations. Each time we file an amendment to this prospectus with the SEC, it must first be declared effective prior to the offer or sale of shares of our common stock by the selling stockholders.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures, payment of interest in shares, and exercise of warrants is subject to adjustment. To provide for adjustments that may occur in the future, the number of shares covered by this prospectus, and as shown in the table below, has been calculated at 130% of the total of the following:

   o $5,640,000 principal amount of convertible debentures divided by the current conversion price of $0.59;
   o Two years of 7% annual interest on $5,640,000 principal amount of convertible debentures divided by $0.59; and

   o The total number of shares issuable upon exercise of the warrants, as such warrants have been originally issued.

         The common stock covered by this prospectus is to be offered for the account of the following selling stockholders:

-------------------------------------------------------------------------------------------------------------------
                                                                                                        PERCENT OF
                                                                                  NUMBER OF SHARES      OUTSTANDING
                                          NUMBER OF SHARES    NUMBER OF SHARES    OF COMMON STOCK    SHARES OF COMMON
                                           OF COMMON STOCK    OF COMMON STOCK       OWNED AFTER         STOCK OWNED
                                            BENEFICIALLY     OFFERED HEREUNDER     COMPLETION OF     AFTER COMPLETION
      NAME OF SELLING STOCKHOLDER             OWNED (1)<F1>         (1)<F1>         OFFERING (2)<F2>    OF OFFERING
-------------------------------------------------------------------------------------------------------------------
Advantage Equities Inc.                           10,000             10,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Karl Bessey                                       15,000             15,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Marc Alan Bruner                              12,852,761          1,089,984          11,762,777             33.9%
-------------------------------------------------------------------------------------------------------------------
CCD Consulting Commerce Distribution AG          278,275            205,000              73,275              0.2%
-------------------------------------------------------------------------------------------------------------------
Carrera Investments Limited                    1,691,894          1,638,458              53,436              0.2%
-------------------------------------------------------------------------------------------------------------------
Cougar Limited                                    10,000             10,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Crestview Capital Fund II, LP                  4,792,373          4,792,373                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Charles B. Crowell                               297,542            297,542                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Charles Crown                                     17,000             17,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
GP Management                                     20,000             20,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Michael Gomes                                     10,000             10,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Chantal Goupil                                    10,000             10,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
William A. Grice                                  10,000             10,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Jean V. Haltom                                    10,000             10,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Linda G. Harrison                                 20,000             20,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Lynn H. Hawkins                                   20,000             20,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Jade Resources Inc.                              191,695            191,695                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Andy Katz                                         75,000             75,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
John H. Kinzinger                                 10,000             10,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Richard P. Kiphart                               958,475            958,475                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Bruce E. Lazier                                   95,847             95,847                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Listokin Family Trust                            191,695            191,695                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Lobrano International, S.A.                       10,000             10,000                 -0-              --
-------------------------------------------------------------------------------------------------------------------
Nicolas Mathys                                   705,199            651,763              53,436              0.2%
-------------------------------------------------------------------------------------------------------------------
Cecil Ronald McRay                                10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Jon and Jean Mosby                                10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Odeon Finance Inc.                                50,000             50,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Michael D. Platt                                  10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Reggie Brent Pooley                               10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Prosperity International                          50,000             50,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Quaneco, L.L.C.                                2,300,339          2,300,339                  -0-            --
-------------------------------------------------------------------------------------------------------------------
RAB European High Yield Fund Limited           3,833,898          3,833,898                  -0-            --
-------------------------------------------------------------------------------------------------------------------
RAB Special Situations LP                      3,833,898          3,833,898                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Realtime Transaction LLC                          10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Thomas & Sandra Redding                           10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
William J. Ritger                                766,780            766,780                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Michael R. Skinner                                50,000             50,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Michael L. Sweeney                                10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------

                                       31


-------------------------------------------------------------------------------------------------------------------
                                                                                                        PERCENT OF
                                                                                  NUMBER OF SHARES      OUTSTANDING
                                          NUMBER OF SHARES    NUMBER OF SHARES    OF COMMON STOCK    SHARES OF COMMON
                                           OF COMMON STOCK    OF COMMON STOCK       OWNED AFTER         STOCK OWNED
                                            BENEFICIALLY     OFFERED HEREUNDER     COMPLETION OF     AFTER COMPLETION
      NAME OF SELLING STOCKHOLDER             OWNED (1)<F1>         (1)<F1>         OFFERING (2)<F2>    OF OFFERING
-------------------------------------------------------------------------------------------------------------------
Tradewind Investments                          2,690,395          1,995,288             695,107              1.9%
-------------------------------------------------------------------------------------------------------------------
Kenneth F. Tychsen                                15,000             15,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Kurt von Kleist                                   20,000             20,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Eva Walper                                        10,000             10,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Wealth Preservation Defined Benefit Plan         153,356            153,356                  -0-            --
-------------------------------------------------------------------------------------------------------------------
Catherine H. Wynkoop                              50,000             50,000                  -0-            --
-------------------------------------------------------------------------------------------------------------------
TOTAL                                         36,196,422         23,588,391          12,638,031
-------------------------------------------------------------------------------------------------------------------
-----------------

(1)<F1> These columns represent the aggregate maximum number of shares that selling stockholders owning convertible debentures and warrants can own, without regard to the 4.99% or 9.99% limitation.
(2)<F2>  Assumes that all securities registered will be sold.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

   o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

   o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

   o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

   o an exchange distribution in accordance with the rules of the applicable exchange;

   o     privately negotiated transactions;

   o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

   o     a combination of any such methods of sale; and

   o     any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment.

Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at pries and on terms then prevailing at the time of sale, at prices than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such shares commissions as described above.

         The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that none of them has any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay all fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

         Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, has given an opinion on the validity of the securities.



                                     EXPERTS

         We have included the financial statements of the company as of November 30, 2002 and for the period from inception (June 18, 2002) to November 30, 2002, in reliance upon the report of Wheeler Wasoff, P.C., independent certified public accountants, whose report has been included in this prospectus given upon the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         We have been subject to the reporting requirements under federal securities laws since March 2001. We have filed with the SEC a registration statement on Form SB-2 and amendments to the registration statement with respect to the securities offered through this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules that are part of the registration statement. For further information about the securities and us, you should review the registration statement and the exhibits and schedules. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

         You can inspect the registration statement, as well as the exhibits and the schedules, filed with the SEC without charge, at the SEC's office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. You can also obtain copies of these materials from the SEC's Public Reference Section at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at


                             REPORTS TO STOCKHOLDERS

         We are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports, proxy statements, and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year, proxy statements, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.


                          INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Consolidated Financial Statements - Nine Months Ended
August 31, 2003 and 2002
     Consolidated Balance Sheets as of August 31, 2003 (Unaudited) and November 30, 2002..................F-1
     Consolidated Statements of Operations for the Nine Months Ended
         August 31, 2003 and 2002 and Cumulative to August 31, 2003 (Unaudited)...........................F-2
     Consolidated Statement of Stockholders' Equity for the Period from
         December 1, 2002 to August 31, 2003 (Unaudited)..................................................F-3
     Consolidated Statements of Cash Flows for the Nine Months Ended
         August 31, 2003 and 2002 and Cumulative to August 31, 2003 (Unaudited)...........................F-4
     Notes to Consolidated Financial Statements - August 31, 2003 (Unaudited).............................F-5

Financial Statements - November 30, 2002..................................................................FF-1
     Independent Auditors' Report ........................................................................FF-2
     Consolidated Balance Sheet as of November 30, 2002...................................................FF-3
     Consolidated Statement of Operations for the Period from Inception (June 18, 2002) to
         November 30, 2002................................................................................FF-4
     Consolidated Statement of Stockholders' (Deficit) for the Period from Inception
         (June 18, 2002) to November 30, 2002.............................................................FF-5
     Consolidated Statement of Cash Flows for the Period from Inception (June 18, 2002) to
         November 30, 2002................................................................................FF-6
     Notes to Consolidated Financial Statements - November 30, 2002.......................................FF-7


                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS

                                                         AUGUST 31, 2003      NOVEMBER 30, 2002
                                                            (UNAUDITED)
CURRENT ASSETS
   Cash                                                   $     71,078           $     41,320
   Prepaids                                                     11,360                      -
                                                          ------------           ------------

      Total Current Assets                                      82,438                 41,320
                                                          ------------           ------------

UNDEVELOPED OIL & GAS PROPERTIES                             1,396,643                873,797
                                                          ------------           ------------

FURNITURE AND EQUIPMENT (NET)                                    2,760                  3,247
                                                          ------------           ------------

OTHER ASSETS
   Due from Pannonian International Ltd.                             -                 25,000
   Other                                                         9,960                 10,975
                                                          ------------           ------------

                                                                 9,960                 35,975
                                                          ------------           ------------

TOTAL ASSETS                                              $  1,491,801           $    954,339
                                                          ============           ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Accounts payable - trade                               $    386,358           $    425,032
   Accounts payable - related (Note 4)                         228,409                233,204
   Notes payable - related (Note 2)                            324,402                      -
   Property purchase payable                                   396,000                396,000
                                                          ------------           ------------

     Total Current Liabilities                               1,335,169              1,054,236
                                                          ------------           ------------

NOTE PAYABLE (NOTE 2)                                                                  50,000
                                                                                 ------------

STOCKHOLDERS' EQUITY (DEFICIT)
   Preferred stock, $.001 par value
      Authorized - 25,000,000 shares
      Issued - none
   Common stock, $.001 par value
      Authorized - 100,000,000 shares
      Issued and outstanding - 33,971,503 (2003) and
                               30,025,058 (2002) shares         33,971                 30,025
   Capital in excess of par value                            2,787,916                960,144
   (Deficit) accumulated during the development stag        (2,665,255)            (1,140,066)
                                                          ------------           ------------

      Total Stockholders' Equity (Deficit)                     156,632               (149,897)
                                                          ------------           ------------

TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY (DEFICIT)                                       $  1,491,801           $    954,339
                                                          =============          ============

                 See accompanying notes to financial statements
                                       F-1

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                                NINE MONTHS ENDED                CUMULATIVE
                                                                    AUGUST 31,                        TO
                                                                                               AUGUST 31, 2003
                                                              2003               2002
REVENUE

OPERATING EXPENSES
   General and administrative expenses                   $   1,525,189      $     456,821       $  2,665,255
                                                         -------------      --------------      ------------

NET (LOSS)                                               $  (1,525,189)     $    (456,821)      $ (2,665,255)
                                                         =============      =============       ============

NET (LOSS) PER COMMON SHARE -
   BASIC & DILUTED                                       $        (.05)     $        (.06)      $       (.09)
                                                         =============      =============       ============

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING -
   BASIC AND DILUTED                                        31,871,683          7,337,988         30,354,789
                                                         =============      =============       ============









                 See accompanying notes to financial statements
                                       F-2

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 PERIOD FROM DECEMBER 1, 2002 TO AUGUST 31, 2003
                                   (UNAUDITED)



                                                                                                        (DEFICIT)
                                                                                                       ACCUMULATED
                                                                                    CAPITAL IN         DURING THE
                                                            COMMON STOCK            EXCESS OF          DEVELOPMENT
                                                        SHARES         AMOUNT       PAR VALUE             STAGE

BALANCE, DECEMBER 1, 2002                             30,025,058     $  30,025    $    960,144        $   (1,140,066)

   Issuance of common stock for
   services at $1.00 and $.91 per share                  160,000           160         154,440                     -
   Conversion of related party payable
   at $1.00 per share                                    233,204           233         232,971                     -

   Sale of common stock for cash at:
   $.001 per share                                     1,602,000         1,602       1,600,398                     -

   Costs of offering                                                                    (2,170)                    -

   Issuance of common stock for
   shares of Pannonian International, Ltd.
   at $.(.08) per share                                1,951,241         1,951        (157,867)                    -

   Net (loss)                                                  -             -               -            (1,525,189)
                                                     -----------     ---------    ------------        --------------

             Balance, August 31, 2003                 33,971,503     $  33,971    $  2,787,916        $   (2,665,255)
                                                     ===========     =========    ============        ==============







                 See accompanying notes to financial statements
                                       F-3

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                              NINE MONTHS ENDED                 CUMULATIVE
                                                                                  AUGUST 31,                        TO
                                                                           2003                2002           AUGUST 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)                                                           $   (1,525,189)     $     (456,821)     $   (2,665,255)
Adjustments to reconcile net (loss) to
   net cash (used) by operating activities
      Stock for payables - related                                          233,204                   -             233,204
      Stock for services                                                    154,600                   -             354,600
      Depreciation                                                              487                   -                 487
Changes in assets and liabilities
   Increase (decrease) in accounts payable - trade                          (90,727)             66,293             193,617
   Increase (decrease) in accounts payable - related                         (4,795)                  -             228,409
   (Increase) in prepaids and other                                         (11,360)           (129,338)            (21,320)
                                                                     --------------      --------------      --------------

Net cash (used) by operating activities                                  (1,243,780)           (519,866)         (1,676,258)
                                                                     --------------      --------------      --------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Additions to oil and gas properties                                     (495,600)           (621,034)           (847,483)
   Purchase of furniture and equipment                                         (454)                  -              (3,247)
   Advance to affiliate                                                     (20,000)                  -             (45,000)
   Cash received upon recapitalization and merger                                 -                   -               2,974
   Acquisition of Pannonian International Ltd.                                1,260                   -               1,260
                                                                     --------------      --------------      --------------

Net cash (used) by investing activities                                    (514,794)           (621,034)           (891,496)
                                                                     --------------      --------------      --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from sale of common stock, net                                1,599,830           1,141,000           2,450,330
   Proceeds from related party notes                                        188,502                   -             188,502
                                                                     --------------      --------------      --------------

Net cash provided by financing activities                                 1,788,332           1,141,000           2,638,832
                                                                     --------------      --------------      --------------

NET INCREASE IN CASH                                                         29,758                 100              71,078

CASH, BEGINNING OF PERIOD                                                    41,320                   -                   -
                                                                     --------------      --------------      --------------

CASH, END OF PERIOD                                                  $       71,078      $          100      $       71,078
                                                                     ==============      ==============      ==============

SUPPLEMENTAL DISCLOSURE OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES

   Debt incurred for oil and gas properties                          $            -      $      396,000      $      446,000
                                                                     ==============      ==============      ==============

   Stock issued for services                                         $      154,600      $            -      $      354,600
                                                                     ==============      ==============      ==============

   Stock issued for payable - related                                $      233,204      $            -      $      233,204
                                                                     ==============      ==============      ==============

   Stock issued for subsidiary                                       $     (155,916)     $            -      $     (155,916)
                                                                     ==============      ==============      ==============

                 See accompanying notes to financial statements

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2003
                                   (UNAUDITED)


         The accompanying interim financial statements of Galaxy Energy Corporation, as of August 31, 2003 and for the nine months then ended, are unaudited. In the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for the period ended August 31, 2003 are not necessarily indicative of the operating results for the entire year.

NOTE 1 - ORGANIZATION

         Galaxy Energy Corporation, formerly Galaxy Investments, Inc. (the "Company") was incorporated under the laws of the State of Colorado on December 17, 1999, for the purpose of acquiring and developing mineral properties. The Company is a public company that had no operations. On November 13, 2002, the Company completed an agreement (the "Agreement and Plan of Reorganization") whereby it issued 20,997,058 shares of its common stock to acquire all of the shares of Dolphin Energy Corporation ("Dolphin"), a private corporation incorporated on June 18, 2002, under the laws of the State of Nevada. Dolphin is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in the western United States and is considered a development stage company as defined by Statement of Financial Accounting Standards (SFAS) No. 7. Dolphin is an oil and gas exploration company and has not earned any production revenue, nor found proved resources on any of its properties. Dolphin's principal activities have been raising capital through the sale of its securities and identifying and evaluating potential oil and gas properties.

         As a result of this transaction, Dolphin became a wholly owned subsidiary of the Company. Since this transaction resulted in the former shareholders of Dolphin acquiring control of the Company, for financial reporting purposes the business combination was accounted for as an additional capitalization of the Company (a reverse acquisition with Dolphin as the accounting acquirer).

         On June 2, 2003, the Company completed an agreement whereby it issued 1,951,241 shares of its common stock to acquire all of the shares of Pannonian International, Ltd. ("Pannonian"), a private corporation incorporated on January 18, 2000, under the laws of the State of Colorado. The shares issued to Pannonian were valued at the net assets of Pannonian as of the date of acquisition, June 2, 2003. Pannonian is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in Europe and is considered a development stage company as defined by Statement of Financial Accounting Standards (SFAS) No. 7. Pannonian is an oil and gas exploration company and has not earned any production revenue, nor found proved resources on any of its properties. Pannonian's principal activities have been raising capital through the sale of its securities and identifying and evaluating potential oil and gas properties. As a result of this transaction, Pannonian became a wholly owned subsidiary of the Company.

         The Company has recorded the shares issued at the historical book value of the net assets acquired. The book value of assets acquired and liabilities assumed at June 2, 2003 is as follows:

                  Current assets                              $       1,260
                  Undeveloped oil and gas properties                 75,680
                                                              -------------
                           Total assets acquired                     76,940
                                                              -------------

                  Current liabilities                               101,956
                  Notes payable - related                           130,900
                                                              -------------
                           Total liabilities assumed                232,856
                                                              -------------

                           Net assets acquired                $    (155,916)
                                                              =============

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2003
                                   (UNAUDITED)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The accompanying consolidated financial statements include the Company for the period from November 13, 2002 to November 30, 2002, and its wholly owned subsidiary, Dolphin, for the period from June 18, 2002 to November 30, 2002. For the nine months ended August 31, 2003, the consolidated financial statements include the Company and Dolphin for the entire period, and Pannonian from the effective date of the acquisition, June 2, 2003. All significant intercompany transactions have been eliminated upon consolidation.

         OIL AND GAS PROPERTIES

         The Company follows the full cost pool method of accounting for oil and gas operations. Under this method all costs related to the exploration for and development of oil and gas reserves are capitalized on a country-by-country basis. Costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from the sale of properties are applied against capitalized costs, without any gain or loss being recognized, unless such a sale would significantly alter the rate of depletion and depreciation.

         In applying the full cost pool method, the Company performs a ceiling test whereby the carrying value of oil and gas properties and production equipment, net of recorded future income taxes and the accumulated provision for site restoration and abandonment costs, is compared annually to an estimate of future net cash flow from the production of proven reserves. Costs related to undeveloped oil and gas properties are excluded from the ceiling tests. Discounted net cash flow, utilizing a 10% discount rate, is estimated using year end prices, less estimated future general and administrative expenses, financing costs and income taxes. Should this comparison indicate an excess carrying value, the excess is charged against earnings. At August 31, 2003 there were no reserves. Costs of oil and gas properties are considered unevaluated at August 31, 2003.

         IMPAIRMENT

         The Company has adopted SFAS 144, "Accounting for the Impairment and Disposal of Long-Lived Assets," which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Oil and gas properties accounted for using the full cost method of accounting; a method utilized by the Company, is excluded from this requirement, but will continue to be subject to the ceiling test limitations.

         INCOME TAXES

         The Company has adopted the  provisions  of SFAS 109,  "Accounting  for
         Income Taxes." SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2003
                                   (UNAUDITED)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The oil and gas industry is subject, by its nature, to environmental hazards and clean-up costs. At this time, management knows of no substantial costs from environmental accidents or events for which the Company may be currently liable. In addition, the Company's oil and gas business makes it vulnerable to changes in wellhead prices of crude oil and natural gas. Such prices have been volatile in the past and can be expected to be volatile in the future. By definition, proved reserves are based on current oil and gas prices and estimated reserves. Price declines reduce the estimated quantity of proved reserves and increase annual amortization expense (which is based on proved reserves).

         (LOSS) PER COMMON SHARE

         (Loss) per common share is computed based on the weighted average number of common shares outstanding during the period.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In December 2002, the FASB approved Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" (SFAS No. 148). SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No.
         123) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company will continue to account for stock based compensation using the methods detailed in the stock-based compensation accounting policy.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The changes in this statement require that contracts with comparable characteristics be accounted for similarly to achieve more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and will be applied prospectively. The Company does not believe that adoption of this Statement will have a material impact on the financial statements.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2003
                                   (UNAUDITED)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         RECENT ACCOUNTING PRONOUNCEMENTS (continued)

         In May 2003,  the FASB  issued SFAS No.  150,  "Accounting  for Certain
         Financial Instruments with Characteristics of both Liabilities and Equity" to classify certain financial instruments as liabilities in statements of financial position. The financial instruments are mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets, put options and forward purchase contracts, instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, and obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. Most of the guidance in Statement 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not believe that adoption of this Statement will have a material impact on the financial statements.


NOTE 3 - OIL AND GAS PROPERTIES

         WYOMING

         In August 2002, the Company entered into an agreement for the acquisition of undeveloped oil and gas leases in Wyoming subject to a 15% net profits interest. Under the terms of the agreement, the Company paid $36,000 and was obligated to pay an additional $396,000 on or before August 28, 2003. The final obligation was extended to January 15, 2004. As consideration for the extension of the agreement, the Company has agreed to pay $5,000 per month on October 15, 2003, November 14, 2003, and December 15, 2003.

         The Company entered into a lease acquisition and drilling agreement with Pioneer Oil, a Montana limited liability company effective September 30, 2002. Under the terms of the agreement the Company acquired, for $100,000, certain leases encompassing approximately
         15,000 acres in Wyoming. The Company paid the initial $100,000 due under the agreement in January 2003, and has been granted an extension to October 31, 2003 to pay the balance of $1,650,000 due under the agreement.

         MONTANA

         The Company entered into a lease option and acquisition agreement with Quaneco, L.L.C. on August 5, 2003. Under the terms of the agreement the Company has an option to acquire up to 50% of Quaneco's working interests in leases covering approximately 206,000 gross acres in Montana. The purchase price of the option is $6,625,000 payable in six installments of varying amounts and at various dates, the last of which is December 1, 2004. Installments due under the purchase option totaling $1,700,000 have been paid through January 15, 2004. The Company also has the right to earn an undivided 25% working interest in up to 128 gas wells by paying its proportionate share of the costs of drilling such wells.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2003
                                   (UNAUDITED)


NOTE 4 - NOTES PAYABLE

         On March 6, 2003, the Company, Harbor Petroleum LLC ("Harbor") and Florida Energy, Inc. ("Florida"), related parties, entered into an agreement which formalized their understanding with respect to the ongoing leasing program for acquisition of oil, gas and mineral leases in the State of Texas. The agreement is effective retroactively with commencement of the lease acquisitions by Harbor and Florida in 2002. Under the terms of the agreement, Florida and Harbor will each retain a 1% overriding royalty interest in the acquired leases, including those leases acquired as of the date of the agreement. The Company has agreed to pay Florida a bonus of $50,000 for identifying the leases, payable by a promissory note in the amount of $50,000 with interest at 7.5% per annum, due March 7, 2004. The Company has recorded this obligation as of November 30, 2002. The term of the agreement is for a period of one year through March 6, 2004.

         During the nine months ended August 31, 2003, notes payable to related parties increased by $274,402. Of this amount, $170,000 were cash advances to the Company and $104,402 were obligations of Pannonian which were assumed in connection with the acquisition of that company.

NOTE 5 - COMMON STOCK

         During the nine-month period ended August 31, 2003, the Company completed the sale of 1,602,000 shares of its common stock at a price of $1.00 per share in a private placement exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

         During the nine-month period ended August 31, 2003, Resource Venture Management ("RVM"), an entity owned by a founder of the Company, agreed to convert its outstanding debt at November 30, 2002 in the amount of $233,204 plus management fees for the period December 1, 2002 to February 28, 2003 in the amount of $90,000, to 323,204 shares of the Company's common stock, valued at $1.00 per share. The Company also agreed to convert $10,000 of accounts payable to 10,000 shares of the Company's common stock, valued at $1.00 per share, and issued 60,000 shares for services valued at $54,600, or $0.91 per share.

NOTE 6 - RELATED PARTY TRANSACTIONS

         During the nine months ended August 31, 2003, the Company paid RVM $210,000 (90,000 shares of common stock valued at $1.00 per share and cash of $120,000) pursuant to a consulting agreement with the Company under which RVM is paid $30,000 per month. At August 31, 2003, $120,000 is owed to RVM, consisting of $60,000 per the consulting agreement and $60,000 for additional costs. This amount is included in accounts payable.

                            GALAXY ENERGY CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2003
                                   (UNAUDITED)


NOTE 7 - SUBSEQUENT EVENTS

         The Company engaged in a private offering of secured convertible debentures and warrants in September 2003. The offering was completed in early October 2003, resulting in gross proceeds of $5,640,000. The debenture pays interest at 7% per annum, matures two years from the date of issuance, is secured by all of the Company's assets (subject to an agreement to subordinate in favor of a senior bank lender), and is convertible into shares of the Company's common stock based on a price of $0.59 per share. Investors received five-year warrants to purchase up to 2,867,797 shares at $0.71 per share and 2,867,797 shares at $0.83 per share. The Company is obligated to file a registration statement covering the shares underlying the debenture and warrants by November 22, 2003. The Company may have to record additional future expenses if the convertible feature of the debt results in an beneficial conversion interest to the holder of the debt.

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        CONSOLIDATED FINANCIAL STATEMENTS
                      PERIOD FROM INCEPTION (JUNE 18, 2002)
                              TO NOVEMBER 30, 2002

                          INDEPENDENT AUDITOR'S REPORT


To The Board of Directors and Stockholders
Galaxy Investments, Inc.


We have audited the accompanying consolidated balance sheet of Galaxy Investments, Inc. (a development stage company) as of November 30, 2002, and the related consolidated statements of operations, stockholders' (deficit) and cash flows for the period from inception (June 18, 2002) to November 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Galaxy Investments, Inc. as of November 30, 2002, and the results of its operations and its cash flows for the period from inception (June 18, 2002) to November 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has not commenced principal operations and has incurred operating losses since inception. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                 /s/ WHEELER WASOFF, P.C.

                                 Wheeler Wasoff, P.C.


Denver, Colorado
March 6, 2003

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                                NOVEMBER 30, 2002

                                     ASSETS

CURRENT ASSETS
   Cash                                                          $       41,320
                                                                  --------------

      Total Current Assets                                               41,320
                                                                  --------------

UNDEVELOPED OIL & GAS PROPERTIES                                        873,797
                                                                  --------------

FURNITURE AND EQUIPMENT                                                   3,247
                                                                  --------------

OTHER ASSETS
   Due from Pannonian International Ltd.                                 25,000
   Other                                                                 10,975
                                                                  --------------

                                                                         35,975
                                                                  --------------

TOTAL ASSETS                                                     $      954,339
                                                                  ==============

                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES
   Accounts payable - trade                                      $      425,032
   Accounts payable - related (Note 5)                                  233,204
   Property purchase payable (Note 3)                                   396,000
                                                                  --------------

      Total Current Liabilities                                       1,054,236
                                                                  --------------

NOTE PAYABLE (NOTE 9)                                                    50,000
                                                                  --------------

COMMITMENTS AND CONTINGENCIES (NOTES 3 & 8)

STOCKHOLDERS' (DEFICIT)
   Preferred stock, $.001 par value
      Authorized - 25,000,000 shares
      Issued - none
   Common stock, $.001 par value
      Authorized - 100,000,000 shares
      Issued and outstanding - 30,025,058 shares                         30,025
   Capital in excess of par value                                       960,144
   (Deficit) accumulated during the development stage                (1,140,066)
                                                                  --------------

      Total Stockholders' (Deficit)                                    (149,897)
                                                                  --------------

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)                    $      954,339
                                                                  ==============


        The accompanying notes are an integral part of these consolidated financial statements.

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF OPERATIONS
           PERIOD FROM INCEPTION (JUNE 18, 2002) TO NOVEMBER 30, 2002






REVENUE                                                           $           -
                                                                   -------------

OPERATING EXPENSES
   General and administrative expenses (Note 5)                       1,140,066
                                                                   -------------

NET (LOSS)                                                        $  (1,140,066)
                                                                   =============

NET (LOSS) PER COMMON SHARE - BASIC & DILUTED                     $       ( .04)
                                                                   =============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
     OUTSTANDING - BASIC AND DILUTED                                 27,837,822
                                                                   =============




























        The accompanying notes are an integral part of these consolidated financial statements.

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT)
           PERIOD FROM INCEPTION (JUNE 18, 2002) TO NOVEMBER 30, 2002



                                                                                                        (DEFICIT)
                                                                                                       ACCUMULATED
                                                                                    CAPITAL IN         DURING THE
                                                            COMMON STOCK            EXCESS OF          DEVELOPMENT
                                                       SHARES          AMOUNT       PAR VALUE             STAGE
BALANCE, JUNE 18, 2002 (INCEPTION)                           -      $       -     $          -        $          -

   Issuance of common stock for
    services at $.05 per share                       4,000,000          4,000          196,000                   -
   Sale of common stock for cash at:
    $.001 per share                                 11,500,000         11,500                -                   -
    $.02 per share                                     500,000            500            9,500                   -
    $.05 per share                                   3,000,000          3,000          147,000                   -
    $.34 per share                                   1,997,058          1,997          677,003                   -
   Recapitalization of shares
    issued prior to merger                           9,028,000          9,028          (69,359)                  -
   Net (loss)                                                -              -                -          (1,140,066)
                                                   -----------       --------      ------------        ------------

BALANCE, NOVEMBER 30, 2002                          30,025,058      $  30,025     $    960,144        $ (1,140,066)
                                                   ===========       ========      ============        ============






















        The accompanying notes are an integral part of these consolidated financial statements.

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           PERIOD FROM INCEPTION (JUNE 18, 2002) TO NOVEMBER 30, 2002



CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)                                                       $   (1,140,066)
Adjustments to reconcile net (loss) to
   net cash (used) by operating activities
      Stock for services                                                200,000
Changes in assets and liabilities
   Increase in accounts payable - trade                                 284,344
   Increase in accounts payable - related                               233,204
   Other                                                                 (9,960)
                                                                  --------------

Net cash (used) by operating activities                                (432,478)
                                                                  --------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Additions to oil and gas properties                                 (351,883)
   Purchase of furniture and equipment                                   (2,793)
   Advance to affiliate                                                 (25,000)
   Cash received upon recapitalization and merger                         2,974
                                                                  --------------

Net cash (used) by investing activities                                (376,702)
                                                                  --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from sale of common stock                                   850,500
                                                                  --------------

Net cash provided by financing activities                               850,500
                                                                  --------------

NET INCREASE IN CASH                                                     41,320

CASH, BEGINNING OF PERIOD                                                     -
                                                                  --------------

CASH, END OF PERIOD                                              $       41,320
                                                                  ==============

SUPPLEMENTAL DISCLOSURE OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES

   Debt incurred for oil and gas properties                      $      446,000
                                                                  ==============

   Stock issued for services                                     $      200,000
                                                                  ==============



        The accompanying notes are an integral part of these consolidated financial statements.

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 2002

NOTE 1 - ORGANIZATION AND BUSINESS COMBINATION

         Galaxy Investments, Inc. (the "Company") was incorporated under the laws of the State of Colorado on December 17, 1999, for the purpose of acquiring and developing mineral properties. The Company is a public company that had no operations. On November 13, 2002, the Company completed an agreement (the "Agreement and Plan of Reorganization") whereby it issued 20,997,058 shares of its common stock to acquire all of the shares of Dolphin Energy Corporation ("Dolphin"), a private corporation incorporated on June 18, 2002, under the laws of the State of Nevada. Dolphin is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in the western United States and is considered a development stage company as defined by Statement of Financial Accounting Standards
         (SFAS) No. 7. Dolphin is an exploration stage oil and gas company and has not earned any production revenue, nor found proved resources on any of its properties. Dolphin's principal activities have been raising capital through the sale of its securities and identifying and evaluating potential oil and gas properties.

         As a result of this transaction, Dolphin became a wholly owned subsidiary of the Company. Since this transaction resulted in the former shareholders of Dolphin acquiring control of the Company, for financial reporting purposes the business combination was accounted for as an additional capitalization of the Company (a reverse acquisition with Dolphin as the accounting acquirer). In accounting for this transaction:

           i. Dolphin was deemed to be the purchaser and parent company for financial reporting purposes. Accordingly, its net assets were included in the consolidated balance sheet at their historical book value;
          ii. Control of the net assets and business of the Company was acquired effective November 13, 2002 for no consideration; and
         iii. The consolidated statements of operations, stockholders' equity and cash flows include Dolphin's results of operations and changes in cash flow for the period from inception, June 18, 2002, to November 30, 2002.

         The Company's fiscal year end is November 30.

         The fair value of the assets acquired and liabilities assumed pursuant to the transaction with Dolphin are as follows:

         Net cash acquired              $    2,974
         Liabilities assumed               (63,305)
                                         ----------

         Common stock issued            $  (60,331)
                                         ==========

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF ACCOUNTING

         The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business.

         The Company is in the development stage and has not realized revenues from its planned operations. Additional funding will be required to complete the Company's participation in the acquisition, exploration and development of interests in oil and gas properties. In order to meet the Company's continuing financing needs, management of the company intends to raise working capital through the sale of common stock or other securities, or through other financing.

         The Company's financial statements do not include any adjustments related to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

         The ability of the Company to continue operations as a going concern is dependent upon its success in obtaining capital through the sale of common stock or other securities and ultimately achieving profitable operations.

         BASIS OF PRESENTATION

         The accompanying consolidated financial statements include the Company for the period from November 13, 2002 to November 30, 2002, and its wholly owned subsidiary, Dolphin, for the period from June 18, 2002 to November 30, 2002. All significant intercompany transactions have been eliminated upon consolidation.

         OIL AND GAS PROPERTIES

         Capitalized Costs

         The Company follows the full cost pool method of accounting for oil and gas operations. Under this method all costs related to the exploration for and development of oil and gas reserves are capitalized on a country-by-country basis. Costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from the sale of properties are applied against capitalized costs, without any gain or loss being recognized, unless such a sale would significantly alter the rate of depletion and depreciation.

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Depletion and Depreciation

         Depletion of exploration and development costs and depreciation of production equipment is provided using the unit-of-production method based upon estimated proven oil and gas reserves. The costs of significant unevaluated properties are excluded from costs subject to depletion. For depletion and depreciation purposes, relative volumes of oil and gas production and reserves are converted at the equivalent conversion based upon relative energy content.

         Ceiling Test

         In applying the full cost pool method, the Company performs a ceiling test whereby the carrying value of oil and gas properties and production equipment, net of recorded future income taxes and the accumulated provision for site restoration and abandonment costs, is compared annually to an estimate of future net cash flow from the production of proven reserves. Costs related to undeveloped oil and gas properties are excluded from the ceiling tests. Discounted net cash flow, utilizing a 10% discount rate, is estimated using year end prices, less estimated future general and administrative expenses, financing costs and income taxes. Should this comparison indicate an excess carrying value, the excess is charged against earnings. At November 30, 2002 there were no reserves. Costs of oil and gas properties are considered unevaluated at November 30, 2002.

         PROPERTY AND EQUIPMENT

         Furniture and equipment is recorded at cost. Depreciation is to be provided by use of the straight-line method over the estimated useful lives of the related assets. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Long-lived assets, other than oil and gas properties, are evaluated for impairment to determine if current circumstances and market conditions indicate the carrying amount may not be recoverable. The Company has not recognized any impairment losses on non-oil and gas long-lived assets.

         REVENUE RECOGNITION

         The Company will recognize oil and gas revenues from its interests in producing wells as oil and gas is produced and sold from these wells.

         IMPAIRMENT

         The Company has adopted SFAS 144, "Accounting for the Impairment and Disposal of Long-Lived Assets," which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Oil and gas properties accounted for using the full cost method of accounting, a method utilized by the Company, are excluded from this requirement, but will continue to be subject to the ceiling test limitations.

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 2002


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         INCOME TAXES

         The Company has adopted the  provisions  of SFAS 109,  "Accounting  for
         Income Taxes." SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         At November 30, 2002, the Company had a net operating loss carryforward of approximately $1,125,000 that may be offset against future taxable income through 2022. These carryforwards are subject to review by the Internal Revenue Service.

         The Company has fully reserved the $214,000 tax benefit of this operating loss because the likelihood of realization of the tax benefit cannot be determined. The entire tax benefit is attributable to 2002.

         Temporary differences between the time of reporting certain items for financial and tax reporting purposes consist primarily of exploration costs on oil and gas properties.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The oil and gas industry is subject, by its nature, to environmental hazards and clean-up costs. At this time, management knows of no substantial costs from environmental accidents or events for which the Company may be currently liable. In addition, the Company's oil and gas business makes it vulnerable to changes in wellhead prices of crude oil and natural gas. Such prices have been volatile in the past and can be expected to be volatile in the future. By definition, proved reserves are based on current oil and gas prices and estimated reserves. Price declines reduce the estimated quantity of proved reserves and increase annual amortization expense (which is based on proved reserves).

         (LOSS) PER COMMON SHARE

         (Loss) per common share is computed based on the weighted average number of common shares outstanding during the period.

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         SHARE BASED COMPENSATION

         In October 1995, SFAS 123, "Accounting for Stock-Based Compensation," was issued. This standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board Opinion No. 25 ("APB 25"). The Company has elected to utilize APB 25 for measurement; and will, pursuant to SFAS 123, disclose supplementally the pro forma effects on net income and earnings per share of using a new measurement criteria.

         CASH EQUIVALENTS

         For purposes of reporting cash flows, the Company considers as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase. On occasion, the Company may have cash in banks in excess of federally insured amounts.

         CONCENTRATION OF CREDIT RISK

         Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash. The Company maintains cash accounts at one financial institution. The Company periodically evaluates the credit worthiness of financial institutions, and maintains cash accounts only in large high quality financial institutions.

         FAIR VALUE

         The carrying amount reported in the balance sheet for cash and accounts payable and accrued liabilities approximates fair value because of the immediate or short-term maturity of these financial instruments.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board ("FASB"), issued SFAS 143, "Accounting for Asset Retirement Obligations." SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 generally requires obligations associated with asset retirements to be recognized earlier and displayed as liabilities rather than as contra-assets. The pronouncement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not believe that the adoption of SFAS 143 will have any impact on its financial position or results of operations.

         In August 2001, FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale. The pronouncement is effective for financial statements issued for fiscal years beginning after December 15, 2001. Management does not believe that the adoption of SFAS 144 will have any impact on its financial position or results of operations.

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         In June 2002, FASB issued SFAS 146, "accounting for costs associated with exit or disposal activities." SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." SFAS 146 generally requires a liability for a cost associated with an exit or disposal activity to be recognized and measured initially at its fair value in the period in which the liability is incurred. The pronouncement is effective for exit or disposal activities initiated after December 31, 2002. Management does not believe that the adoption of SFAS 146 will have any impact on its financial position or results of operations.

NOTE 3 - OIL AND GAS PROPERTIES

         WYOMING

         In August 2002, the Company entered into an agreement for the acquisition of undeveloped oil and gas leases in Wyoming subject to a 15% net profits interest. Under the terms of the agreement, the Company paid $36,000 and is obligated to pay an additional $396,000 on or before August 28, 2003. The leases are being held in escrow until such time as the Company fulfills its obligation under the agreement. At November 30, 2002, capitalized lease acquisition costs were approximately $468,000.

         The Company entered into a lease acquisition and drilling agreement with Pioneer Oil, a Montana limited liability company, ("Pioneer"), effective September 30, 2002. Under the terms of the agreement the Company, by November 30, 2002, may acquire, for $100,000, certain leases encompassing approximately 15,000 acres in Wyoming. The Company paid the initial $100,000 due under the agreement in January 2003. The Company may also acquire a 100% interest in five natural gas wells, for $500,000, by May 15, 2003.

         TEXAS

         The Company is engaged in an ongoing leasing program with Harbor Petroleum LLC ("Harbor") and Florida Energy, Inc. ("Florida") for the acquisition of oil, gas and mineral leases in Rusk and Nacogdoches Counties in the State of Texas. Under the terms of the program, Harbor and Florida are acquiring leases in their name on behalf of the Company. The managing member of Harbor is a member of the Board of Directors of the Company and Florida's President is a relative of the President of the Company. (See Note 9.)

         As of November 30, 2002, the Company has incurred lease acquisition costs of approximately $405,800.

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 2002

NOTE 4 - COMMON STOCK

         During the period ended November 30, 2002, the Company issued shares of its common stock as follows:

           o 11,500,000 shares at inception to officers/directors/founders for cash at $.001 per share
           o    500,000 shares for cash at $.02 per share
           o 4,000,000 shares to Resource Venture Management (RVM), an entity owned by a founder of the Company, for services rendered, valued at $200,000 ($.05 per share)
           o    3,000,000 shares for cash at $.05 per share
           o    1,997,058 shares for cash at $.34 per share

         Effective November 13, 2002, the Company completed the acquisition of Dolphin (Note 1). In conjunction with the acquisition, the Company exchanged 20,997,058 shares of its common stock for 100% of the outstanding common shares of Dolphin. The 9,028,000 shares of common stock of the Company outstanding at the date of acquisition were recapitalized at the net asset value of the Company at that date of $(60,331). For financial statement reporting purposes this transaction was treated as a reverse acquisition whereby Dolphin was considered the surviving and reporting entity. For legal purposes, the Company remained as the surviving entity; therefore, the capital structure of the Company was accordingly restated.

NOTE 5 - RELATED PARTY TRANSACTIONS

         During the period ended November 30, 2002, the Company (i) incurred consulting fees for services rendered by its officers/directors in the aggregate amount of $102,000, of which $38,000 is included in accounts payable; and (ii) agreed to pay RVM an aggregate $692,500, of which $233,204 is due as of November 30, 2002 (see Note 9), as follows:

           o    $162,000 for monthly management fees through November 30, 2002;
           o    $100,000 for finding oil and gas projects in Wyoming;
           o    $230,500 for reimbursement of costs and expenses;
           o    $200,000 for services rendered paid in common stock (Note 4).

         The Company has agreed to enter into a consulting agreement with RVM to provide future consulting services for a fee of up to $30,000 per month.

         As of November 30, 2002, the Company advanced $25,000 to Pannonian International Ltd. in contemplation of a merger (Note 8).

NOTE 6 - SEGMENT REPORTING

         In June 1997, SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," was issued, which amends the requirements for a public enterprise to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available and that are evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 2002

NOTE 6 - SEGMENT REPORTING (CONTINUED)

         The Company has one reportable segment, the exploration and development of oil and gas properties. The Company has concentrated its oil and gas exploration and development activities in the United States, primarily Texas and Wyoming.

NOTE 7 - COMPREHENSIVE INCOME

         There are no adjustments necessary to the net (loss) as presented in the accompanying statement of operations to derive comprehensive income in accordance with SFAS 130, "Reporting Comprehensive Income."

NOTE 8 - COMMITMENTS AND CONTINGENCIES

         a) The Company may be subject to various possible contingencies, which are derived primarily from interpretations of federal and state laws and regulations affecting the oil and gas industry. Although management believes it has complied with the various laws and regulations, new rulings and interpretations may require the Company to make future adjustments.

         b) In October 2002, the Company entered into a lease for office facilities in Miami, Florida, through June 30, 2005. Under the terms of the lease the Company paid a deposit of $9,960. Minimum payments due under this lease are as follows:

              Year ending November 30,

                    2003     $ 44,101
                    2004       45,490
                    2005       26,738

              Rent expense for the period ended November 30, 2002, was $3,924.

         c) On November 15, 2002, as amended, the Company entered into a Letter of Intent ("LOI") with Pannonian International Ltd. ("Pannonian") whereby the Company will acquire all of the outstanding capital stock of Pannonian in exchange for 2,000,000 shares of the Company's common stock. The President and majority shareholder of Pannonian is a member of the Board of Directors of the Company. Under the LOI it is contemplated that a definitive agreement would be completed by April 30, 2003.

         d) Effective October 1, 2002, the Company entered into a Coal Bed Methane Participation Agreement ("CBM Agreement") with Horizon Exploitation, Inc. ("Horizon") which provides funding for the development of the Company's Pioneer leasehold interests and establishes an AMI (Area of Mutual Interests) in the Powder River Basin located in Wyoming and Montana for future projects on the same terms as described below.

                            GALAXY INVESTMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 2002

NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

         Under the terms of the agreement, Horizon may participate subject to funding in the development of up to 120 wells and also includes the purchase of five existing CBM wells located in Sheridan County, Wyoming. Horizon's commitment to participate in the development is subject to an initial funding by Horizon of $100,000, a $500,000 payment for the purchase of the five existing wells and the placement of $1.650 million dollars, plus the estimated amount to drill and complete thirty (30) pilot wells into escrow as a partial payment for a 30 well pilot project on or before May 15, 2003. The estimated AFE cost per well is $150,000.

         The Company earns an initial 15% carried interest in all wells drilled and purchased. It also has an option to purchase additional working interest from Horizon's at Horizon's initial well cost. After the completion of a 30 well pilot program the Company can purchase an additional 25% working interest in each of the wells at Horizon's initial well and land cost. An additional 25% can be purchased on the same terms from Horizon within two years after the completion of the pilot program.

NOTE 9 - SUBSEQUENT EVENTS

         a) In February 2003, the Company completed the sale of 887,000 shares of its common stock at a price of $1.00 per share in a private placement exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

         b) On February 28, 2003, RVM agreed to convert its outstanding debt of $233,204, plus management fees for the period December 1, 2002 to February 28, 2003 in the amount of $90,000, to 323,204 shares of the Company's common stock, valued at $1.00 per share.

         c) On March 6, 2003, the Company, Harbor and Florida entered into an agreement which formalized their understanding with respect to the ongoing leasing program for acquisition of oil, gas and mineral leases in the State of Texas (Note 3). The agreement is effective retroactively with commencement of the lease acquisitions by Harbor and Florida in 2002. Under the terms of the agreement, Florida and Harbor will each retain a 1% overriding royalty interest in the acquired leases, including those leases acquired as of the date of the agreement. The Company has agreed to pay Florida a bonus of $50,000 for identifying the leases, payable by a promissory note in the amount of $50,000 with interest at 7.5% per annum, due March 7, 2004. The Company has recorded this obligation as of November 30, 2002. The term of the agreement is for a period of one year through March 6, 2004.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the Colorado Business Corporation Act, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The registrant's Bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Colorado law.


ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be paid by the registrant in connection with the securities being registered are as follows:

        Securities and Exchange Commission filing fee........$     2,172.70
        Accounting fees and expenses.........................
        Blue sky fees and expenses...........................
        Legal fees and expenses..............................
        Transfer agent fees and expenses.....................
        Printing expenses....................................
        Miscellaneous expenses...............................
                                                             --------------

        Total................................................$
                                                             ==============

         All amounts are estimates except the SEC filing fee. The Selling Stockholder will be bearing the cost of its own brokerage fees and commissions and its own legal and accounting fees.


ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

         Within the past three years, the registrant has issued and sold the unregistered securities set forth in the tables below.

COMMON STOCK:
----------------------------------------------------------------------------------------------------------------------
                     PERSONS OR CLASS OF
    DATE                   PERSONS                        SECURITIES                           CONSIDERATION
----------------------------------------------------------------------------------------------------------------------
07/10/01            Amisano Hanson             26,000 shares of common stock               payment of debt of $6,500
----------------------------------------------------------------------------------------------------------------------
11/13/02            15 shareholders of         20,997,058 shares of common stock           shares of Dolphin Energy
                    Dolphin Energy                                                         Corporation
                    Corporation
----------------------------------------------------------------------------------------------------------------------
12/02 - 05/03       31 accredited investors    1,602,000 shares of common stock            cash of $1,602,000
----------------------------------------------------------------------------------------------------------------------
02/28/03            Resource Venture           323,204 shares of common stock              payment of debt of
                    Management                                                             $233,204 and management
                                                                                           fees of $90,000
----------------------------------------------------------------------------------------------------------------------
02/28/03            Charles B. Crowell         10,000 shares of common stock               payment of debt of $10,000
----------------------------------------------------------------------------------------------------------------------


                                      II-1



----------------------------------------------------------------------------------------------------------------------
                     PERSONS OR CLASS OF
    DATE                   PERSONS                        SECURITIES                           CONSIDERATION
----------------------------------------------------------------------------------------------------------------------
06/02/03            34 shareholders of         1,951,241 shares of common stock            Shares of Pannonian
                    Pannonian International,                                               International, Ltd.
                    Ltd.
----------------------------------------------------------------------------------------------------------------------
09/24/03 -          15 accredited investors    $5,640,000 principal amount of 7%           $5,640,000, less total
10/03/03                                       debentures convertible into common stock    cash commissions of
                                               at $0.59 per share; five-year warrants to   $387,800
                                               purchase 2,867,797 shares of common stock
                                               at $0.71 per share; and five-year
                                               warrants to purchase 2,867,797 common
                                               stock at $0.83 per share
----------------------------------------------------------------------------------------------------------------------
10/03/03            Triumph Securities         Five year warrants to purchase 230,847      Introductions to
                    Corporation and 5          shares of common stock at $0.59 per share   prospective investors
                    individuals
----------------------------------------------------------------------------------------------------------------------

         No underwriters were used in the above stock transactions. The registrant relied upon the exemption from registration contained in Section 4(2) as to all of the transactions except for the sales of shares to accredited investors. The registrant relied upon Rule 506 for the sales of shares to accredited investors. With regard to the transactions made in reliance on the exemption contained in Section 4(2), the purchasers were deemed to be sophisticated with respect to the investment in the securities due to their financial condition and involvement in the registrant's business. Restrictive legends were placed on the stock certificates evidencing the shares issued in all of the above transactions.


ITEM 27.     EXHIBITS

--------------------------------------------------------------------------------
 REGULATION S-B
     NUMBER                                EXHIBIT
--------------------------------------------------------------------------------
       2.1 Agreement and Plan of Reorganization dated as of November 1, 2002 by and among Galaxy Investments, Inc., Dolphin Acquisition Corporation and Dolphin Energy Corporation (1)
--------------------------------------------------------------------------------
       2.2 Share Exchange Agreement by and between Galaxy Investments, Inc. and Pannonian International, Ltd. (2)
--------------------------------------------------------------------------------
       3.1         Articles of Incorporation (3)
--------------------------------------------------------------------------------
       3.2         Articles of Amendment to Articles of Incorporation (4)
--------------------------------------------------------------------------------
       3.3         Bylaws (3)
--------------------------------------------------------------------------------
       5.1         Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C.
--------------------------------------------------------------------------------
      10.1         Escrow Instructions and Agreement dated as of August 28,
                   2002 (5)
--------------------------------------------------------------------------------
      10.2 Lease Acquisition and Drilling Agreement dated as of September 30, 2002, as amended (5)
--------------------------------------------------------------------------------
      10.3 Coal Bed Methane Participation Agreement dated as of October 1, 2002, as amended (5)
--------------------------------------------------------------------------------
      10.4 Letter agreement among Dolphin Energy Corporation, Harbor Petroleum, LLC and Florida Energy, Inc. dated March 6, 2003
                   (5)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 REGULATION S-B
     NUMBER                                EXHIBIT
--------------------------------------------------------------------------------
      10.5         2003 Stock Option Plan (4)
--------------------------------------------------------------------------------
      10.6         Third Extension Agreement between Pioneer Oil LLC and Dolphin
                   Energy Corporation dated April 28, 2003 (4)
--------------------------------------------------------------------------------
      10.7         Addendum to Coal Bed Methane Participation Agreement dated as of May 23, 2003 (4)
--------------------------------------------------------------------------------
      10.8         Lease Option and Acquisition Agreement between Dolphin Energy
                   Corporation and Quaneco, L.L.C. (6)
--------------------------------------------------------------------------------
      10.9         Amendment to Lease Option and Acquisition Agreement between
                   Dolphin Energy Corporation and Quaneco, L.L.C. dated
                   September 2, 2003 (7)
--------------------------------------------------------------------------------
      10.10        Fourth Extension Agreement between Pioneer Oil LLC and
                   Dolphin Energy Corporation dated April 28, 2003 (7)
--------------------------------------------------------------------------------
      10.11        Form of Securities Purchase Agreement dated as of September
                   24, 2003 between Galaxy Energy Corporation and the Purchaser named therein (8)
--------------------------------------------------------------------------------
      10.12        Form of 7% Secured Convertible Debenture due September 24,
                   2005 (8)
--------------------------------------------------------------------------------
      10.13        Form of Common Stock Purchase Warrant Exercisable at $0.71
                   per Share (8)
--------------------------------------------------------------------------------
      10.14        Form of Common Stock Purchase Warrant Exercisable at $0.83
                   per Share (8)
--------------------------------------------------------------------------------
      10.15        Letter amending Lease Option and Acquisition Agreement
                   between Dolphin Energy Corporation and Quaneco, L.L.C. dated
                   September 22, 2003
--------------------------------------------------------------------------------
      10.16        Fifth Extension Agreement between Pioneer Oil LLC and Dolphin
                   Energy Corporation dated September 30, 2003
--------------------------------------------------------------------------------
      10.17        Third Amendment to Coal Bed Methane Participation Agreement
                   dated as of October 1, 2003
--------------------------------------------------------------------------------
      10.18        Option Agreement between Tom Horn, LLC and Dolphin Energy
                   Corporation dated October 10, 2003
--------------------------------------------------------------------------------
      10.19        Sixth Extension Agreement between Pioneer Oil LLC and Dolphin
                   Energy Corporation dated October 16, 2003
--------------------------------------------------------------------------------
       21          Subsidiaries of the registrant (4)
--------------------------------------------------------------------------------
      23.1         Consent of Dill Dill Carr Stonbraker & Hutchings, P.C.
                   Reference is made to Exhibit 5.1
--------------------------------------------------------------------------------
      23.2         Consent of Wheeler Wasoff, P.C.
--------------------------------------------------------------------------------
-----------------
     (1) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated November 13, 2002, filed December 6, 2002, file number 0-32237.
     (2) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated May 7, 2003, filed May 13, 2003, file number 0-32237.
     (3) Incorporated by reference to the exhibits to the registrant's registration statement on Form 10-SB, file number 0-32237.
     (4) Incorporated by reference to the exhibits to the registrant's quarterly report on Form 10-QSB for the quarter ended May 31, 2003, file number 0-32237.

     (5) Incorporated by reference to the exhibits to the registrant's annual report on Form 10-KSB for the fiscal year ended November 30, 2002, file number 0-32237.
     (6) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated August 5, 2003, filed August 18, 2003, file number 0-32237.
     (7) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated September 2, 2003, filed September 8, 2003, file number 0-32237.
     (8) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated October 7, 2003, filed October 8, 2003, file number 0-32237.


ITEM 28.      UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes that:

                (1) For determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

                (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

         The Registrant hereby undertakes to:

                (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                         (i)    Include  any  prospectus   required  by  section
10(a)(3) of the Securities Act;

                         (ii)   Reflect  in the  prospectus  any facts or events
which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                         (iii)  Include   any  additional  or  changed  material
information on the plan of distribution.

                (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                (3)      File   a   post-effective  amendment   to  remove  from
registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Miami, State of Florida on October 28, 2003.

                                      GALAXY ENERGY CORPORATION


                                      By:  /s/ MARC E. BRUNER
                                         ---------------------------------------
                                             Marc E. Bruner, President


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                     TITLE                               DATE


                              President and Director
 /s/ MARC E. BRUNER           (Principal Executive            October 28, 2003
-------------------------     Officer)                      --------------------
Marc E. Bruner
                              Chief Financial Officer,
                              Treasurer and Director
 /s/CARMEN LOTITO             (Principal Financial and        October 28, 2003
-------------------------     Accounting Officer)           --------------------
Carmen Lotito


/s/ DR. JAMES M. EDWARDS      Director                        October 28, 2003
-------------------------                                   --------------------
Dr. James M. Edwards


 /s/ THOMAS G. FAILS          Director                        October 28, 2003
-------------------------                                   --------------------
Thomas G. Fails


 /s/ CECIL D. GRITZ           Director                        October 28, 2003
-------------------------                                   --------------------
Cecil D. Gritz


                              Director
-------------------------                                   --------------------
Chris D. Wright